Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COAST ACQUISITION CORPORATION,

COAST MERGER CORPORATION,

AND

WATER PIK TECHNOLOGIES, INC.

DATED AS OF JANUARY 6, 2006

i

2.20	Real Estate	25

2.21	Transactions With Affiliates	26

2.22	Disclaimer of Other Representations and Warranties	27

2.23	Labor and Employment Matters	27

2.24	Insurance	27

2.25	Asset Sufficiency	27

2.26	Customers	27

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	28

3.1	Organization; Standing and Power; Charter Documents; Subsidiaries	28

3.2	Authority; Non-Contravention; Necessary Consents	28

3.3	Brokers’ and Finders’ Fees	29

3.4	Disclosure	30

3.5	Board Approval	30

3.6	Financing	30

3.7	Section 203 of the Delaware Law	30

3.8	No Reliance	30

3.9	Guarantee	31

ARTICLE IV	CONDUCT PRIOR TO THE EFFECTIVE TIME	31

4.1	Conduct of Business of the Company	31

ARTICLE V	AGREEMENTS	35

5.1	Proxy Statement	35

5.2	Meetings of Stockholders; Board Recommendation	35

5.3	Acquisition Proposals	36

5.4	Confidentiality; Access to Information	40

5.5	Public Disclosure	40

5.6	Regulatory Filings; Commercially Reasonable Efforts	40

5.7	Notification of Certain Matters	43

5.8	Indemnification	44

5.9	Compliance with Section 409A; Continuation of Deferred Compensation Programs	45

5.10	Section 16 Matters	46

5.11	Financing	46

5.12	Merger Sub Compliance	47

5.13	Resignations	47

5.14	Company Purchase Plan	47

5.15	Company Performance Share Plan	48

ARTICLE VI	CONDITIONS TO THE MERGER	48

6.1	Conditions to the Obligations of Each Party to Effect the Merger	48

6.2	Additional Conditions to the Obligations of Parent and Merger Sub	48

6.3	Additional Conditions to the Obligations of the Company	49

ARTICLE VII	TERMINATION, AMENDMENT AND WAIVER	50

7.1	Termination	50

7.2	Notice of Termination; Effect of Termination	52

7.3	Fees	52

7.4	Amendment	54

7.5	Extension; Waiver	54

ARTICLE VIII	GENERAL PROVISIONS	54

8.1	Non-Survival of Representations and Warranties	54

8.2	Notices	55

8.3	Interpretation; Knowledge	56

8.4	Counterparts	57

8.5	Entire Agreement; Third-Party Beneficiaries	57

8.6	Severability	57

8.7	Other Remedies; Specific Performance	57

8.8	Governing Law; Jurisdiction	58

8.9	Rules of Construction	58

8.10	Assignment	58

8.11	Waiver of Jury Trial	58

INDEX OF DEFINED TERMS

Agreement	Intro paragraph
Alternative Transaction	Section 7.3(b)(i)
Antitrust Authorities	Section 5.6(e)(ii)
Antitrust Laws	Section 5.6(e)(i)
Certificate of Merger	Section 1.2
Certificates	Section 1.7(c)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 1.6(d)
Company	Intro paragraph
Company Adverse Recommendation Change	Section 5.3(c)
Company Balance Sheet	Section 2.4(b)
Company Charter Documents	Section 2.1(b)
Company Common Stock	Section 1.6(a)
Company Disclosure Letter	ARTICLE II
Company Financials	Section 2.4(b)
Company Intellectual Property	Section 2.8(a)
Company Material Contract	Section 2.14(a)
Company Options	Section 2.2(b)
Company Permits	Section 2.9(b)
Company Plan	Section 2.12(a)
Company Preferred Stock	Section 2.2(a)
Company Purchase Plan	Section 2.2(b)
Company Rights	Section 2.2(a)
Company Rights Agreement	Section 2.2(a)
Company SEC Reports	Section 2.4(a)
Company Stock Plans	Section 2.2(b)
Company Termination Fee	Section 7.3(b)
Competing Transaction	Section 5.3(f)(i)
Competing Transaction Proposal	Section 5.3(a)
Confidentiality Agreement	Section 5.4(a)
Contract	Section 2.2(d)
Costs	Section 5.8(c)
Debt Financing	Section 3.6
Debt Financing Letter	Section 3.6
Deferred Compensation Plans	Section 5.9
Deferred Stock Units	Section 2.2(a)
Delaware Law	Section 1.1
Dissenting Shares	Section 1.8(a)
DOJ	Section 5.6(a)
Effective Time	Section 1.2
End Date	Section 7.1(b)
Environmental Claims	Section 2.13
Environmental Laws	Section 2.13

ERISA	Section 2.12(a)
ERISA Affiliate	Section 2.12(d)
Equity Financing	Section 3.6
Equity Financing Letter	Section 3.6
Exchange Act	Section 2.3(c)
Exchange Agent	Section 1.7(a)
Exchange Fund	Section 1.7(b)
Expenses	Section 7.3(b)
Financing	Section 3.6
Financing Letters	Section 3.6
FTC	Section 5.6(a)
Fully Diluted Shares	Section 2.2(b)
GAAP	Section 2.4(b)
Governmental Entity	Section 2.3(c)
Guarantees	Section 3.9
Hazardous Material	Section 2.13(a)
Hazardous Materials Activities	Section 2.13(b)
HSR Act	Section 2.3(c)
Include	Section 8.3(a)
Includes	Section 8.3(a)
Including	Section 8.3(a)
Indemnified Parties	Section 5.8(a)
Intellectual Property	Section 2.8(a)
International Plan	Section 2.12(h)
Improvements	Section 2.20(c)
IRS	Section 2.12(b)
Knowledge	Section 8.3(b)
Leased Real Property	Section 2.20(b)
Legal Requirements	Section 2.2(d)
Liens	Section 2.1(c)
Material Adverse Effect	Section 8.3(c)
Merger	Section 1.1
Merger Consideration	Section 1.6(a)
Merger Sub	Intro paragraph
Merger Sub Charter Documents	Section 3.1(b)
Merger Sub Common Stock	Section 1.6(c)
Necessary Consents	Section 2.3(c)
Option Merger Consideration	Section 1.6(d)
Owned Real Property	Section 2.20(a)
Parent	Intro paragraph
Parent Board Approval	Section 3.5
Parent Charter Documents	Section 3.1(b)
Parent Disclosure Letter	ARTICLE III
Parent Termination Fee	Section 7.3(b)
Permits	Section 2.9(b)

v

Permitted Liens	Section 2.20(a)
Person	Section 8.3(d)
Preferred Shares	Section 2.2(b)
Proxy Statement	Section 5.1
Real Property	Section 2.20(b)
Real Property Leases	Section 2.20(b)
Recommendation	Section 5.2(b)
Release	Section 2.13
Restricted Stock	Section 2.2(b)
SEC	Section 2.3(c)
Section 409A	Section 5.9
Securities Act	Section 2.4(a)
Series A Preferred	Section 2.2(a)
Stockholders’ Meeting	Section 5.2(a)
Subsidiary	Section 2.1(a)
Subsidiary Charter Documents	Section 2.1(b)
Superior Proposal	Section 5.3(f)(ii)
Surviving Corporation	Section 1.1
Tax	Section 2.7(a)
Taxes	Section 2.7(a)
Tax Returns	Section 2.7(a)
the business of	Section 8.3(a)
Title Materials	Section 2.20(a)
Triggering Event	Section 7.1(h)
Unavailable Debt Portion	Section 7.3(b)
Voting Debt	Section 2.2(c)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of January 6, 2006, by and among Coast Acquisition Corporation, a Delaware corporation (“Parent”), Coast Merger Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”) and Water Pik Technologies, Inc., a Delaware corporation (the “Company”).

RECITALS

A.                                   The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders to consummate the Merger (as defined in Section 1.1), on the terms and subject to the conditions set forth in this Agreement.

B.                                     The respective Boards of Directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

1.1                               The Merger.  At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation.  The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2                               Effective Time; Closing.  Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date (as defined below).  The closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, 610 Newport Center Drive, 17th Floor, Newport Beach, California, at a time and date to be specified by the parties, which shall be no later than the later of (a) the second business day after the satisfaction or waiver of the conditions set forth in Article VI and (b) April 26, 2006, or at such other time, date and location as the parties hereto agree in writing (the date on which the closing actually occurs, the “Closing Date”).

1.3                               Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law.

1.4                               Certificate of Incorporation and Bylaws.  At the Effective Time, the Certificate of Incorporation of the Company shall be amended to read in its entirety as set forth in Exhibit A.  At the Effective Time, the Bylaws of the Company shall be amended to read in their entirety as set forth in Exhibit B.

1.5                               Directors and Officers.  The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.  The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, until their respective successors are duly appointed.

1.6                               Effect on Capital Stock.  Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:

(a)                                  Company Common Stock.  Each share of the Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares) will be canceled and extinguished and automatically converted into the right to receive $27.75 per share in cash (the “Merger Consideration”).

(b)                                 Cancellation of Treasury and Parent Owned Stock.  Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c)                                  Capital Stock of Merger Sub.  Each share of common stock, par value $.01, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)                                 Employee Stock Options; Restricted Stock; Deferred Stock Units.

(i)                                     Except as provided for in Section 1.6(d)(ii), each Company Option (as defined in Section 2.2(b)) which is outstanding immediately prior to the Effective Time, whether or not then exercisable or vested, shall by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash, without interest, with respect to each share subject thereto, equal to the excess, if any, of the Merger Consideration over the per share exercise or purchase price of such Company Option (such amount being hereinafter referred to as the “Option Merger Consideration”) and each

Company Option shall be canceled at the Effective Time.  The payment of the Option Merger Consideration to the holder of a Company Option shall be reduced by any income or employment tax withholding required under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign Tax (as defined in Section 2.6) law.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Company Option.  The Company Stock Plans (as defined in Section 2.2 (b)) shall terminate at the Effective Time.

(ii)                                  Notwithstanding the provisions of Section 1.6(d)(i) that provide for the cancellation of the unexercised Company Options, Parent, in its sole discretion, may permit the holders of certain Company Options to elect, after the date hereof and before the Closing Date and on a form and in a manner reasonably acceptable to each of Parent and the Company, to exchange their outstanding Company Options and receive substituted options to purchase common stock of Parent.  Parent intends that the exchange and substitution of the Company Options for new options shall be effected in a manner, including but not limited to adjustments to the exercise price of the new options, that satisfies the requirements of Section 409A of the Code and the requirements of Treasury Regulation Section 1.424-1 to the extent that such requirements can be satisfied in light of the intended terms of the new options; provided, however, that none of the Parent, Merger Sub or the Company shall have any liability to the optionee or any other person in the event that such requirements are not satisfied.

(iii)                               Each Deferred Stock Unit (as defined in Section 2.2(b) hereof) which is outstanding immediately prior to the Effective Time, shall by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash equal to the Merger Consideration.  Each Performance Share (as defined in Section 2.2(b) hereof) which the Company has, subject to certain specified criteria being satisfied, agreed to issue but not yet issued immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holder thereof, be converted into and shall become a right to receive an amount in cash equal to the Merger Consideration.  Each share of Company Common Stock that is subject to restrictions on ownership or transferability shall vest in full and become fully transferable and free of restrictions not later than immediately prior to the Effective Time.  To the extent any holder of an award referenced in this Section 1.6(d)(iii) has made a deferred payment election prior to the date hereof in accordance with the terms of the applicable Company Plan with respect to any such award, any payment with respect to that award shall be made in accordance with the terms of such deferred payment election.  The Company agrees to take any and all commercially reasonable actions necessary (including any action reasonably requested in writing by Parent) to effectuate the transactions contemplated by this Section 1.6(d).

(e)                                  Adjustments to the Merger Consideration.  The Merger Consideration shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time, so that recipients of the Merger Consideration receive the same economic effect as contemplated by this Agreement prior to such event.

1.7                               Surrender of Certificates.

(a)                                  Exchange Agent.  Prior to the Effective Time, Parent shall select a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) in the Merger.  Prior to the Effective Time, Parent shall enter into an agreement with Exchange Agent, which shall be reasonably satisfactory to the Company.

(b)                                 Parent to Provide Cash.  At the Effective Time, Parent shall deposit, or shall cause the Surviving Corporation to deposit, with the Exchange Agent for exchange in accordance with this Article I, cash payable to the stockholders of the Company pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock.  Any funds deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

(c)                                  Exchange Procedures.  Promptly after the Effective Time (and in no event later than five (5) business days following the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive cash pursuant to Section 1.6(a):  (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration to which the holder of such Certificate is entitled pursuant to Section 1.6(a) (without limiting the effect of Section 1.7(e)).  Upon surrender of Certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive promptly (and in no event later than five (5) business days after receipt thereof) in exchange therefor the Merger Consideration to which the holder of such certificate is entitled pursuant to Section 1.6(a) (less any withholding amount with respect to the shares of Company Common Stock formerly held by such holder as provided by Section 1.7(e)), and the Certificates so surrendered shall forthwith be canceled.  No interest shall accrue or be paid on the amounts payable pursuant to this Article I upon surrender of the Certificates.

(d)                                 Transfers of Ownership.  If the payment of the amounts payable pursuant to Section 1.6(a) is to be made to a person other than the person in whose name the surrendered Certificate formerly evidencing shares of Company Common Stock are registered, it will be a condition of payment that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons (as defined in Section 8.3(d)) requesting such payment will have paid to Parent or any agent designated by it any transfer or other Taxes (as defined in Section 2.6) required by reason of the payment of the amount specified in Section 1.6(a) to a Person other than the registered holder of the Certificates surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e)                                  Required Withholding.  Each of the Exchange Agent and the Parent shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirement (as defined in Section 2.2(d)).  To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid.

(f)                                    No Liability.  Notwithstanding anything to the contrary in this Section 1.7, neither the Exchange Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g)                                 Investment of Exchange Fund.  The Exchange Agent shall invest the Exchange Fund as directed by Parent on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion; provided further that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I or otherwise impair the rights of such stockholders hereunder.  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall promptly be paid to the Surviving Corporation.

(h)                                 Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed to the holders of Certificates twelve (12) months after the Effective Time shall, at the request of Parent, be delivered to the Surviving Corporation, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to the Surviving Corporation look only to the Surviving Corporation (subject to abandoned property, escheat and similar laws) for payment of their claim for the Merger Consideration, without interest, to which such holders may be entitled pursuant to Section 1.6(a).

(i)                                     No Further Ownership Rights in Company Common Stock.  From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock.  From and after the Effective Time, the holders of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable law.  If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration, as provided in this Article I, subject to Section 1.8 and applicable law in the case of Dissenting Shares.  All cash paid upon surrender of Certificates in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares previously represented by such Certificates.

(j)                                     Lost, Stolen or Destroyed Certificates.  In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration to which the holder thereof is entitled pursuant to this Article I; provided, however, that Parent or the Surviving Corporation may, in their discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent, the Company, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

(k)                                  Applicability to Dissenting Shares.  The provisions of this Section 1.7 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of the Exchange Agent under this Section 1.7 shall commence only on the date of such loss of status.

1.8                               Dissenting Shares.

(a)                                  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock for which the holder thereof has demanded an appraisal of their value in accordance with, and has complied in all respects with, Section 262 of Delaware Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive cash in accordance with Section 1.6(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of Delaware Law.

(b)                                 Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such appraisal rights, then, as of the occurrence of such event, such holder’s shares shall no longer be deemed to be “Dissenting Shares” and such shares shall automatically be converted into and represent only the right to receive the applicable cash payment provided in Section 1.6(a), without interest, upon surrender of the certificate formerly representing such shares in accordance with Section 1.7.

(c)                                  The Company shall give Parent (i) prompt notice of any demands for appraisal of any shares of Company Common Stock and the withdrawals of such demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law.  The Company shall not, except with the prior written consent of  Parent (which consent may not be unreasonably withheld, delayed or conditioned), offer to make or make any payment with respect to any demands for appraisal of the shares Company Common Stock or offer to settle or settle any such demands.

1.9                               Further Action.  At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth in writing in appropriately corresponding sections of the disclosure letter supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Letter”) (it being understood that any matter set forth in the Company Disclosure Letter shall also be deemed disclosed with respect to any other section of this Article II to which the matter relates, so long as the applicability of such matter to such other section is readily apparent) or in any Company SEC Reports (as defined in Section 2.4) filed and publicly available prior to the date of this Agreement (other than forward looking statements set forth in the “risk factors” and “management’s discussion and analysis of financial condition and results of operations” portions of the Company’s SEC Reports), the Company represents and warrants to Parent and Merger Sub as follows:

2.1                               Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)                                  Organization; Standing and Power.  The Company and each of its Subsidiaries (as defined below) is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, except where the failure of any Subsidiary to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.3(c)) on the Company, has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on the Company.  For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

(b)                                 Charter Documents.  The Company has delivered or made available to Parent:  (i) a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, each as amended to date (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents, each as amended to date (collectively, “Subsidiary Charter Documents”) of each of its Subsidiaries, and each such instrument is in full force and effect.  The Company is not in violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in violation of its respective Subsidiary Charter Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)                                  Subsidiaries.  Section 2.1(c) of the Company Disclosure Letter sets forth a true and complete list of the authorized and outstanding capital stock, name, jurisdiction of organization, and record, and, to the Knowledge of the Company, beneficial owner of the equity interests of each Subsidiary of the Company.  All the outstanding shares of capital stock of, each such Subsidiary have been validly issued and are fully paid and non-assessable and free and clear of all pledges, claims, liens, charges, preemptive rights, mortgages, encumbrances, options and security interests of any kind or nature whatsoever (collectively, “Liens”), including any right of first refusal or any other restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or ownership interests, except for restrictions imposed by applicable securities laws or as set forth on Section 2.1(c) of the Company Disclosure Letter.  Except for the Subsidiaries listed in Section 2.1(c) of the Company Disclosure Letter, the Company does not own any shares of capital stock or any other equity interest in any corporation or any other Person.

2.2                               Capital Structure.

(a)                                  Capital Stock.  The authorized capital stock of the Company at the close of business on the date hereof consists of:   (i) 50,000,000 shares of Company Common Stock, par value $0.01 per share; and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Company Preferred Stock”), 500,000 of which have been designated as Series A Junior Participating Preferred Stock (“Series A Preferred”), all of which are reserved for issuance upon exercise of preferred stock purchase rights (the “Company Rights”) issuable pursuant to the preferred stock rights agreement, dated as of November 12, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as amended, (the “Company Rights Agreement”), none of which are issued and outstanding.  As of January 5, 2006:  (i) 12,290,738 shares of Company Common Stock were issued and outstanding, (ii) 708,738 shares of Company Common Stock were issued and held by the Company in its treasury, and (iii) no shares of Company Preferred Stock were issued and outstanding.   All of the outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid and non-assessable and not issued in violation of or subject to any preemptive rights.

(b)                                 Stock Options, Deferred Stock Units and Performance Shares .  As of January 5, 2006:  (i) 1,756,742 shares of Company Common Stock are subject to issuance pursuant to outstanding options to purchase Company Common Stock under the Company’s Broad-Based Stock Option Plan, the Company’s 1999 Incentive Plan, and the Company’s 1999 Non-Employee Director Stock Compensation Plan (together, such plans are referred to as the “Company Stock Plans” and such outstanding options are referred to as the “Company Options”); (ii) 153,690 deferred stock units (“Deferred Stock Units”), each such Deferred Stock Unit representing one share of Common Stock, are outstanding under the 1999 Incentive Plan, (iii) 174,605 performance shares(“Performance Shares”), each Performance Share entitling the holder to one share of the Company’s Common Stock, subject to certain specified criteria being satisfied, required to be issued by the Company under the 1999 Incentive Plan, (iv) 89,059 shares of Company Common Stock are available for future issuance under the Company Stock Plans, and (v) 84,558 shares of Company Common Stock are reserved for future issuance under the Company’s Employee Stock Purchase Plan, as amended (the “Company Purchase Plan”).  As of the Effective Time, the aggregate number of Fully-Diluted Shares will not exceed 14,375,775.  As used herein, “Fully-Diluted Shares” as of any time shall mean (i) shares of Company Common Stock that are issued and outstanding as of such time (other than shares that are held by the Company in its treasury as of such time) including, without limitation, Restricted Stock, that are issued and outstanding as of such time, (ii) any stock appreciation, phantom stock, profit participation or other similar rights that are based upon the fair market value of the Company Common Stock, including, without limitation, any Deferred Stock Units, that are outstanding as of such time, and (iii) shares of Company Common Stock issuable upon the exercise or conversion of, the exchange for, or otherwise pursuant to the terms of, any securities, options, warrants, calls, rights, commitments, Contracts, arrangements or undertakings of any kind (in each case, whether contingent or otherwise) to which the Company or any of its Subsidiaries are a Party, including, without limitation, Company Options, that are outstanding as of such time.  All shares of Company Common Stock subject to issuance under the Company Stock Plans and the Company Purchase Plan, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and non-assessable and not subject to any preemptive rights.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.  Section 2.2(b) of the Company Disclosure Letter sets forth a list as of January 5, 2006, of all issued Company Options, Performance Shares, Deferred Stock Units and shares of Company Common Stock that are subject to repurchase rights, vesting or similar restrictions (“Restricted Stock”), and, for each such Company Option, Performance Share, Deferred Stock Unit or share of Restricted Stock listed, the name of the holder, the number of underlying shares of Common Stock subject to the award, the date of grant, the quantity vested, the exercise price and whether the award is an “incentive stock option” as defined in Section 422 of the Code or subject to Section 409A of the Code.  Since January 5, 2006 the Company has not (i) issued any Company Options, Performance Shares, Deferred Stock Units or Restricted Stock and (ii) the Company has not issued any shares of Company Common Stock other than upon the exercise of any Company Options outstanding as of January 5, 2006.

(c)                                  Voting Debt.  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of the Company is issued or outstanding as of the date hereof.

(d)                                 Other Securities.  Except as otherwise set forth in this Section 2.2, there are no securities, options, warrants, calls, rights, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or redeem, repurchase, acquire or pay for or cause to be issued, delivered or sold, or redeemed, repurchased, acquired or paid for additional shares of capital stock, Voting Debt, equity interests or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, Contract, arrangement or undertaking.  All outstanding shares of Company Common Stock, all outstanding Company Options, all outstanding Deferred Stock Units, all outstanding Performance Shares and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and all other applicable Legal Requirements (as defined below), (ii) all requirements set forth in applicable material Contracts and (iii) Company Charter Documents or Subsidiary Charter Documents.  There are no voting trusts or other Contracts to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.  For purposes of this Agreement:  (x) “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law (including any Antitrust Law (as defined below)), statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, rule, regulation, ruling, judgment or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity; and (y) “Contract” shall mean any written or oral agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, indenture, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

2.3                               Authority; Non-Contravention; Necessary Consents.

(a)                                  Authority.  The Company has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and, subject to the receipt of stockholder approval, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than the adoption of this Agreement by the Company’s stockholders and the filing of the Certificate of Merger pursuant to Delaware Law).  This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(b)                                 Non-Contravention.  The execution and delivery of this Agreement by the Company does not, and performance of this Agreement by the Company will not:  (i) conflict with or violate the Company Charter Documents or any Subsidiary Charter Documents, (ii) subject to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(c), conflict with or violate any material Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties is bound or affected, or (iii) except as set forth in Section 2.3(b) of the Company Disclosure Letter, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require consent under or result in the creation of a Lien on any of the material properties or assets of the Company or any of its Subsidiaries pursuant to, any Company Material Contract, other than, with respect to (ii) and (iii), any such breach, default, impairment, termination, amendment, acceleration or cancellation that would not reasonably be expected to have a Material Adverse Effect on the Company.

(c)                                  Necessary Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral entity, administrative agency or commission or other governmental authority or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, performance and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for:  (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company and its Subsidiaries and/or Parent are qualified to do business, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal, foreign and state securities (or related) laws and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any foreign laws regulating competition, antitrust, investment or exchange controls, (iii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or “blue sky” laws and the securities laws of any foreign country, (iv) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement (as defined in Section 5.1) and such reports under the Securities and Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby, and (v) any consents, approvals, orders, authorizations, registration, declaration or filing as may be required by the rules and regulations of The New York Stock Exchange, Inc.  The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) and (ii) are referred to collectively herein as the “Necessary Consents.”

2.4                               SEC Filings; Financial Statements.

(a)                                  SEC Filings.  The Company has timely filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed by it with the SEC since January 1, 2003.  All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including those that the Company may file subsequent to the date hereof), as amended, are referred to herein as the “Company SEC Reports.”  Except as set forth on Section 2.4(a) of the Company Disclosure Letter, as of their respective dates, the Company SEC Reports (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or the Exchange Act, as the case may be, applicable to such Company SEC Reports and (ii) did not at the time they were filed and became effective, or, in the case of proxy statements, on the mailing date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date hereof by a subsequently filed Company SEC Report.  None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC.

(b)                                 Financial Statements.  Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Company Financials”):  (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q, 8-K or any successor forms under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Company’s operations, cash flows and changes in stockholders equity for the periods indicated.  The balance sheet of the Company contained in the Company SEC Reports as of September 30, 2005 is hereinafter referred to as the “Company Balance Sheet.”

(c)                                  Internal Control Over Financial Reporting.  In all material respects, the Company is in compliance with and has complied with (since the effective date applicable to the Company) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act.  The Company’s principal executive officer and its principal financial officer have (x) established and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and Rule 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting (as defined in rules 13a-15(f) and Rule 15d-15(f) of the Exchange Act) and sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and the rules and regulations under the Exchange Act, and (y) disclosed to the Company’s auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15(d)-15(e) under the Exchange Act).  To the Company’s Knowledge, such disclosure controls and procedures are designed under the supervision of the Company’s principal executive officer and its principal financial officer to ensure that material information relating to the Company and its Subsidiaries required to be included in the Company’s periodic reports under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within the Company or any of its Subsidiaries.

2.5                               No Undisclosed Liabilities.  Except (a) as set forth on Section 2.5 of the Company Disclosure Letter, (b) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company SEC Reports, and (c) liabilities and obligations arising in the ordinary course of business after September 30, 2005 or incurred pursuant to this Agreement, neither the Company, nor any Subsidiary of the Company, has any liabilities or obligations of any nature, whether or not reported, contingent or otherwise of a type that would be required to be reflected in the Company’s consolidated balance sheet prepared in accordance with GAAP and the Company’s past practice to the extent in accordance with GAAP (including any such liability that would be required to be disclosed in the notes thereto) and that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC) or any transactions involving unconsolidated affiliates of the Company.

2.6                               Absence of Certain Changes or Events.  Since the date of the Company Balance Sheet (a) there has not been any Material Adverse Effect on the Company, (b) and through the date hereof, the Company and its Subsidiaries have conducted in all material respects their respective businesses only in the ordinary course of business, except for the negotiation and execution of this Agreement and (c) through the date hereof, there has not been:  (i) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s capital stock, or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s capital stock or any options, warrants, calls or rights to acquire any such shares or other securities, (ii) any split, combination or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock, or (iii) any action by the Company or its Subsidiaries which would, if taken after the date hereof but prior to the Closing Date, require the consent of Parent pursuant to Section 4.1(b) hereof.

2.7                               Taxes.  Except as set forth on Section 2.7 of the Company Disclosure Letter:

(a)                                  For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes,” shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes imposed by any Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other Person and including any liability for taxes of a predecessor entity.  The Company and each of its Subsidiaries have filed all material federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Tax Returns”) required to be filed by any of them and all such Tax Returns are true and correct in all material respects.  The Company and each of its Subsidiaries have timely paid, or have adequately reserved (in accordance with GAAP) for the payment of, all material Taxes required to be paid (whether or not shown on any Tax Returns), and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements.

(b)                                 The Company and its Subsidiaries have each withheld (or will withhold) from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Tax authority proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable laws.

(c)                                  No deficiency for any material amount of Tax has been asserted or assessed by any Governmental Entity in writing against the Company or any Subsidiary (or, to the Knowledge of the Company, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or been withdrawn or which are being contested in good faith and are Taxes for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP. There are no liens for a material amount of any Taxes, other than liens for current Taxes and assessments not yet past due or which are being contested in good faith and for which the Company or the appropriate Subsidiary has set aside adequate reserves in accordance with GAAP, on the assets of the Company or any Subsidiary.

(d)                                 (i)  There are no pending or, to the Knowledge of the Company, threatened audits, examinations, investigations or other proceedings in respect of a material amount of Taxes of the Company or any Subsidiary with respect to which the Company or a Subsidiary has been notified in writing and (ii) neither the Company nor any Subsidiary has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(e)                                  Neither the Company nor any Subsidiary is a party to any indemnification, allocation or sharing agreement with respect to Taxes that could give rise to a material payment or indemnification obligation (other than agreements among the Company and its Subsidiaries and other than customary Tax indemnifications contained in credit or other commercial lending agreements).

(f)                                    Neither the Company nor any of its Subsidiaries is required to make any disclosure to the Internal Revenue Service with respect to a “listed transaction” pursuant to Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.

(g)                                 Neither the Company nor any Subsidiary (i) has been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.

(h)                                 Neither the Company nor any Subsidiary has distributed the stock of another company in a transaction that was purported or intended to be governed by section 355 or section 361 of the Code.

2.8                               Intellectual Property.

(a)                                  No Infringement.  Except as set forth on Section 2.8(a) of the Company Disclosure Letter, the products, services and operations of the Company do not infringe or misappropriate the Intellectual Property (as defined below) of any third party where such infringement or misappropriation would reasonably be expected to have a Material Adverse Effect on the Company.  “Intellectual Property” shall mean any or all of the following and all rights in, arising out of, or associated therewith:  (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (ii) all patentable inventions, invention disclosures, improvements, trade secrets, proprietary information and know how, (iii) all copyrights, copyrights registrations and applications therefor, (iv) all industrial designs and any registrations and applications therefor throughout the world, (v) all mask works and any registrations and applications therefor throughout the world, and (vi) all trade names, logos, URLs, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world.  “Company Intellectual Property” shall mean all Intellectual Property owned by the Company and/or exclusively licensed to the Company.

(b)                                 No Impairment.  Except as set forth on Section 2.8(b) of the Company Disclosure Letter, the Merger (including the assignment by operation of law of any Contract to the Surviving Corporation) will not result in:  (i) Parent or any Subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to the Merger) being bound by any material non-compete or other material restriction on the operation of any business of Parent or its Subsidiaries, (ii) Parent or any Subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to the Merger) granting any rights or licenses to any material Intellectual Property of Parent or any Subsidiary of Parent to any third party (including a covenant not to sue with respect to any material Intellectual Property of Parent or any Subsidiary of Parent), (iii) the termination or breach of any Contract by which the Company holds a license to Intellectual Property of, or licenses Intellectual Property to, a third party, which termination or breach would reasonably be expected to have a Material Adverse Effect on either the Surviving Corporation or Parent, or (iv) the termination or forfeiture of any Company Intellectual Property, which termination or forfeiture would reasonably be expected to have a Material Adverse Effect on the Company.

(c)                                  Schedule.  Section 2.8(c) of the Company Disclosure Letter sets forth, as of the date hereof, a list of all material, registered Company Intellectual Property and all applications therefor.  All registered Company Intellectual Property listed in Section 2.8(c) of the Company Disclosure Letter is valid and enforceable, except for those items designated in such Section as “Abandoned,” “Cancelled,” or “Sold,” none of which is material to the business of the Company and its Subsidiaries as currently conducted.

(d)                                 Ownership and Maintenance.  Except as set forth on Section 2.8(d) of the Company Disclosure Letter, the Company owns, or possesses licenses or other valid rights to use, all Intellectual Property which is required or necessary to the conduct of the business of the Company, except where the lack thereof would not reasonably be expected to have a Material Adverse Effect on the Company.  To the Knowledge of the Company, except as set forth on Section 2.8(d) of the Company Disclosure Letter, no Person is infringing upon or violating any Company Intellectual Property, except where any such infringement would not reasonably be expected to have a Material Adverse Effect on the Company.  The Company has taken reasonable steps to maintain the confidentiality of its trade secrets.

(e)                                  Privacy.  The Company does not use or collect any of the information it collects from its web site visitors or other parties in an unlawful manner, or in a manner that violates the Company’s privacy policy or the privacy rights of its customers.  The Merger will not violate the Company’s privacy policy or the privacy rights of its customers.

2.9                               Compliance; Permits.

(a)                                  Compliance.  Since January 1, 2003, except as set forth on Section 2.9(a) of the Company Disclosure Letter, the Company and each of its Subsidiaries has complied with and is currently in compliance with, each Legal Requirement applicable to it (except for non-compliance that would not reasonably be expected to have a Material Adverse Effect on the Company, either individually or in the aggregate with all other non-compliance).  Except as set forth on Section 2.9(a) of the Company Disclosure

Letter, neither the Company nor any of its Subsidiaries has received any written notice that such entity is in violation of any Legal Requirement applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except, in each case, for uncured violations that would not reasonably be expected to have a Material Adverse Effect on the Company, individually or in the aggregate.  Except as set forth on Section 2.9(a) of the Company Disclosure Letter, no material investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company, has been threatened in a writing delivered to the Company or any of its Subsidiaries, against the Company or any of its Subsidiaries.  There is no judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 Permits.  Except as set forth on Section 2.9(b) of the Company Disclosure Letter, the Company and its Subsidiaries hold, to the extent legally required, all permits, licenses, authorizations, franchises, variances, exemptions, orders and approvals from Governmental Entities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries, as currently conducted, the failure to hold which would reasonably be expected to have a Material Adverse Effect on the Company, other than environmental Permits , the sole representations and warranties as to such environmental Permits are stated in Section 2.13(c) of this Agreement (collectively, “Company Permits”).  As of the date hereof, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened.  The Company and its Subsidiaries have received no written notice that such entity is not in compliance in all material respects with the terms of the applicable Company Permits.

2.10                        Litigation.  Except as set forth on Section 2.10 of the Company Disclosure Letter, there are no claims, suits, actions, investigations, arbitrations or proceedings pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their properties, except as would not reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries is subject to any judgment, decree, injunction, rule or order of any Governmental Entity that has had or would reasonably be expected to have a Material Adverse Effect on the Company.  Section 2.10 of the Company Disclosure Letter sets forth a list of all Legal Proceedings to which the Company or any of its Subsidiaries is subject, involving monetary claims against the Company or any of its Subsidiaries for more than $50,000 individually, and any requests for injunctive relief.

2.11                        Brokers’ and Finders’ Fees.  Except for fees payable to J.P. Morgan Securities Inc. and Houlihan Lokey Howard & Zukin, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.  The Company has on or prior to the date hereof provided to Seller true and correct copies of the engagement letters and all other agreements in effect as of the date hereof by and between the Company and each of J.P. Morgan Securities, Inc. and Houlihan Lokey Howard & Zukin or their respective affiliates.  Except for (i) such fees payable to J.P. Morgan Securities Inc. and Houlihan Lokey Howard & Zukin pursuant to the agreements described in the preceding sentence, (ii) fees payable to the Company’s legal advisors and (iii) other incidental out-of-pocket expenses incurred in connection with the negotiation and execution of this Agreement, the preparation and mailing of the Proxy Statement and the transactions contemplated hereby, the Company has no obligation to any third party advisors with respect to any material out-of-pocket fees and expenses in connection with the transactions contemplated hereby.

2.12                        Employee Benefit Plans.

(a)                                  Except as set forth on Section 2.12(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries maintains, contributes to, is required to contribute to, is a party to, or otherwise has or may in the future have any liability (contingent or otherwise) with respect to (1) any “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (2) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, (3) any plan or agreement providing for stock options, stock appreciation rights or other forms of equity-based compensation, (4) any other plan or agreement involving direct or indirect compensation other than workers’ compensation, unemployment compensation and other government programs, under which the Company or any of its Subsidiaries has or is reasonably expected to have any present or future material liability (directly or indirectly), or (5) any employment, severance or other similar contract, arrangement or policy providing for insurance coverage, non-statutory workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, other forms of incentive compensation or post-retirement insurance, compensation or benefits, under which the Company or any of its Subsidiaries has or is reasonably expected to have any present or future material liability (directly or indirectly).  Each plan or agreement required to be set forth on Section 2.12(a) of the Company Disclosure Letter pursuant to the foregoing is referred to herein as a “Company Plan.”  Except as set forth on Section 2.12(a) of the Company Disclosure Letter, neither the Company nor any Subsidiary has any plan or commitment to establish any new material Company Plan or to materially modify any Company Plan.

(b)                                 The Company has delivered or made available to Parent the following documents with respect to each Company Plan:  (1) correct and complete copies of all documents embodying such Company Plan, including (without limitation) all amendments thereto, and all related trust documents, (2) a written description of any Company Plan that is not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the most recent Internal Revenue Service (“IRS”) determination letter, if any, (5) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (6) all material written agreements and contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts, if any, and (7) the most recently prepared financial statement in connection with each such Company Plan.

(c)                                  Each Company Plan has been maintained and administered in material compliance with its terms and in material compliance with the requirements prescribed by any and all statutes, orders, rules and regulations (foreign and domestic), including

(without limitation) ERISA and the Code, in each case which are applicable to such Company Plan.  All material contributions, reserves or premium payments required to be made or accrued through the date hereof to the Company Plans have been timely made or accrued.  Except as set forth in Section 2.12(c) of the Company Disclosure Letter, no Company Plan provides post-termination welfare benefits, and neither the Company nor any Subsidiary has any obligation to provide any post-termination welfare benefits other than (i) health care continuation as required by Part 6 of Title I of ERISA or Section 4980B of the Code or any similar statute, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code or (iii) disability benefits that only cover claims incurred prior to a participant’s termination of employment and have been fully provided for by insurance under a Company Plan that constitutes an “employee welfare benefit plan” within the meaning of Section (3)(1) of ERISA.

(d)                                 Except as set forth on Section 2.12(d) of the Company Disclosure Letter, none of the Company or any Subsidiary or any other Person or entity that, together with the Company or any Subsidiary, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each an “ERISA Affiliate”), has now or at any time within the past five years (and in the case of any such other Person or entity, only during the period within the past five years that such other Person or entity was an ERISA Affiliate) contributed to, sponsored, or maintained (i) a pension plan (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA); or (iii) a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary or any ERISA Affiliate would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

(e)                                  Neither the Company nor any of its Subsidiaries is subject to any material liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA.  The Company and its Subsidiaries have complied in all material respects with the applicable health care continuation requirements in Section 4980B of the Code and in ERISA.  No material “Prohibited Transaction,” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan.

(f)                                    Except as set forth on Section 2.12(f)(i) of the Company Disclosure Letter, no Company Plan exists that would reasonably be expected to result in the payment to any present or former employee, director or consultant of the Company or any Subsidiary of any money or other property or accelerate or provide any other rights or benefits, including any loan forgiveness, to any current or former employee, director or consultant of the Company or any Subsidiary as a result of the consummation of the Merger or any other transaction contemplated by this Agreement (whether alone or in connection with any other event).  Except as set forth on Section 2.12(f)(ii) of the Company Disclosure Letter, no payment or other benefit that has been or may be made to any current or former employee or independent contractor of the Company or any Subsidiary under any contract, plan or arrangement with the Company or any Subsidiary would reasonably be expected to be characterized as an “excess parachute payment,” as such term is defined in Section 280G of Code.

(g)                                 No action, suit or claim (excluding claims for benefits incurred in the ordinary course) has been brought or is pending or, to the Knowledge of the Company, threatened against or with respect to any Company Plan, or the assets or any fiduciary thereof (in that Person’s capacity as a fiduciary of such Company Plan).  There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, the Department of Labor or any other Governmental Entity with respect to any Company Plan.

(h)                                 Section 2.12(h) of the Company Disclosure Letter sets forth each Company Plan that primarily covers employees who reside outside of the United States (each an “International Plan”).  With respect to each International Plan:  (i) the fair market value of the assets of each funded International Plan, the liability of each insurer for any International Plan funded through insurance or the book reserve established for any International Plan, together with any accrued contributions, is sufficient, in all material respects, to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used and consistent with applicable law to determine employer contributions to such International Plan and no transaction contemplated by this Agreement shall cause such assets, reserve or insurance obligations to be less than such benefit obligations; (ii) each International Plan required to be registered has been registered and has been maintained, in all material respects, in good standing with applicable regulatory authorities; and (iii) no International Plan is a registered pension plan for purposes of applicable Canadian law.

2.13                        Environmental Matters.

(a)                                  Hazardous Material.  Except as set forth on Section 2.13(a) of the Company Disclosure Letter, no underground storage tanks and no substance that has been designated by any Governmental Entity or by applicable Environmental Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, airborne mold, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies (a “Hazardous Material”), are present (a) in a manner which would reasonably be expected to result in material liability pursuant to any applicable Environmental Law in, on or under any property currently owned, operated, occupied or leased by the Company or any of its Subsidiaries as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Knowledge of the Company, as a result of any actions of any third party; or (b) except as would not reasonably be expected to result in a Material Adverse Effect on the Company, in, on or under any property previously owned, operated, occupied or leased by the Company or any of its Subsidiaries as a result of the actions of the Company or any of its Subsidiaries or any affiliate of the Company, or, to the Knowledge of the Company, with respect to the period of the Company’s or Subsidiary’s ownership, operation, occupancy or lease of such property, as applicable, as a result of any actions of any third party.

(b)                                 Hazardous Materials Activities.  Except as set forth on Section 2.13(b) of the Company Disclosure Letter:  (i) neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in a manner which would reasonably be expected to result in material liability pursuant to any applicable Environmental Law in effect on or before the Closing Date; (ii) neither the Company nor any of its Subsidiaries has disposed of, transported, sold, used, released, exposed its employees or others to or manufactured any product containing a Hazardous Material (collectively, “Hazardous Materials Activities”) in a manner which would reasonably be expected to result in material liability pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written request for information, has been notified in writing, or otherwise has any Knowledge, that it may be a “potentially responsible party”, related to any property on the Superfund National Priorities List, or any state equivalent list, and which has not been fully resolved or settled with no material obligations outstanding, or for which the Company or any of its Subsidiaries is not a de minimis party; (iv) neither the Company nor any Subsidiary has entered into a Contract to assume, guarantee or indemnify a third party for a specific Environmental Claim except, for Environmental Claims that would not reasonably be expected to result in a Material Adverse Effect; and (v) neither the Company nor any Subsidiary has any responsibility or liability under applicable Environmental Laws for any cleanup or remediation related to any Hazardous Materials which would reasonably be expected to result in a Material Adverse Effect on the Company.

(c)                                  Environmental Permits.  Except as set forth on Section 2.13(c) of the Company Disclosure Letter, each of the Company and its Subsidiaries has obtained, maintained and complied in all material respects with all material Permits necessary under any applicable Environmental Law for them to own, lease or operate their respective assets as currently held and to carry on their respective businesses as presently conducted, and such Permits are in full force and effect and not subject to appeal.  As of the date hereof, no suspension or cancellation of any of the material environmental Permits is pending or, to the Knowledge of the Company, threatened.  The Company and its Subsidiaries have received no written notice that such entity is not in compliance in all material respects with the terms of the applicable material environmental Permits.

(d)                                 Environmental Claims.  There are no Environmental Claims pending or, to the Knowledge of the Company, threatened in writing against the Company or any Subsidiary.

(e)                                  Environmental Law.  Except as set forth on Section 2.13(e) of the Company Disclosure Letter, and except as would not reasonably be expected to result in a Material Adverse Effect on the Company,  the respective businesses of each of the Company and its Subsidiaries are, and have been, since January 1, 2003, conducted in compliance with applicable Environmental Laws.

(f)                                    As used in this Agreement:

“Environmental Claim” means any and all administrative, regulatory or judicial claims, litigation, suits, proceedings, complaints, investigations or other actions, judgments, orders, summons, citations, written demands, written directives, Liens or written notices of noncompliance or violation, in any such case, by or from any person alleging liability of whatever kind or nature (including liability or responsibility for the costs of investigations, remediation or governmental response, natural resources damages, property damages, personal injuries, penalties, contribution, indemnification or injunctive relief) arising out of, based on or resulting from (i) the presence or Release of, or exposure of persons to, any Hazardous Materials, (ii) the failure to comply with any Environmental Law or (iii) liabilities or obligations arising under any Environmental Law;

“Environmental Laws” means all applicable national, federal, state, local, provincial and municipal (whether domestic or foreign), Laws, judgments or Permits issued, promulgated or entered into by any or with any Governmental Entity, relating to Release, treatment, storage or other disposal of or exposure of persons to Hazardous Materials, protection of the environment, or occupational safety and health; and

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

2.14                        Contracts.

(a)                                  Material Contracts.  For purposes of this Agreement, “Company Material Contract” shall mean:

(i)                                     any “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

(ii)                                  any Contract containing any covenant expressly restricting the right of the Company or its Subsidiaries to engage in any material line of business or compete with any Person in any material line of business or restricting the Company’s or its Subsidiaries’ geographic scope of business;

(iii)                               any Contract, or group of Contracts with a Person (or group of affiliated Persons), the termination or breach of which would reasonably be expected to have a Material Adverse Effect on the Company;

(iv)                              indentures, credit agreements, security agreements, mortgages, guarantees, promissory notes and Contracts relating to or evidencing indebtedness for borrowed money of the Company or any of its Subsidiaries (excluding any equipment leases involving aggregate annual payments of less than $100,000 per lease) or guarantees of the Company with respect to borrowed money of any Person other than the Company or its Subsidiaries;

(v)                                 any legal entity in the nature of a partnership, limited liability company or joint venture, or a material strategic alliance;

(vi)                              any Contract which could prohibit or materially delay the consummation of the transactions contemplated by this Agreement;

(vii)                           any Contract that involves the purchase or lease of personal or real property, with any supplier or for the furnishing of services to the Company or any of its Subsidiaries with payments greater than $250,000 per year, other than purchase orders in the ordinary course of business and other than contracts or agreements that are terminable by the Company within 90 days or less;

(viii)                        any Contract with any stockholder who owns or controls 10% or more of the Company’s voting stock, other than, in each case, a “material contract” or other Contract set forth on Section 2.12(a) of the Company Disclosure Letter;

(ix)                                any Contract (other than Company Plans) relating to employee compensation or employment services, involving annual payments to the employee in excess of $100,000, or relating to consulting services, involving annual payments to the consultant in excess of $250,000;

(x)                                   any Contract granting a right of first refusal with respect to any material asset of the Company or its Subsidiaries;

(xi)                                any Contract, other than purchase orders in the ordinary course of business,  with any customers, distributors and outside sales representatives involving sales of more than $300,000 per year or $750,000 in the aggregate;

(xii)                             any Contract for the acquisition or disposition, directly or indirectly (by merger or otherwise), since January 1, 2002, of assets (constituting a business or line of business), capital stock or other equity interests of any person for aggregate consideration under such Contract in excess of $2,500,000 individually;

(xiii)                          any Contract requiring capital expenditures after the date hereof in an amount in excess of $250,000; and

(xiv)                         any material Contract or other material arrangement entered into outside the ordinary course of business and not disclosed elsewhere in this Section 2.14 or expressly contemplated by this Agreement.

(b)                                 Schedule.  Section 2.14(b) of the Company Disclosure Letter sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound by as of the date hereof.

(c)                                  No Breach.  Except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Company, either individually or in the aggregate, all Company Material Contracts are in full force and effect and each is a legal, valid and binding obligation of the Company or its Subsidiaries (as applicable), and to the Knowledge of the Company are legal, valid and binding obligations of each other party thereto, and are, to the Knowledge of the Company, enforceable by the Company or its Subsidiaries (as applicable) in accordance with its terms.  Neither the Company nor any of its Subsidiaries has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a breach of or default under the provisions of, any Company Material Contract, except in each case for those violations, breaches and defaults which would not reasonably be expected to have a Material Adverse Effect on the Company, either individually or in the aggregate.  To the Knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect

2.15                        Disclosure.  The Proxy Statement (as defined in Section 5.1) shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting (as defined in Section 5.2(a)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.  Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent, Merger Sub or any of their respective representatives for inclusion or incorporation by reference in the Proxy Statement.

2.16                        Board Approval.  The Board of Directors of the Company has (i) at a meeting duly called and held on or prior to the date hereof determined that this Agreement and the transactions contemplated hereby are advisable and fair to, and are in the best interest of the Company and its stockholders and declared this Agreement to be advisable, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, which approval (assuming the accuracy of Section 3.7 hereof) constitutes prior approval under Section 203(a)(1) of the Delaware Law such that the Merger, this Agreement and the other transactions contemplated hereby, are not and shall not be subject to any restriction on “business combinations” pursuant to Section 203 of the Delaware Law, (iii) resolved to make the Recommendation (as defined in Section 5.2(b)), subject to the right of the Board of Directors of the Company to withhold, withdraw, amend, change or modify the Recommendation in accordance with Section 5.3(c), and (iv) directed that this Agreement be submitted to the stockholders of the Company for adoption thereby.

2.17                        Fairness Opinion.  The Company’s Board of Directors has received an opinion from J.P. Morgan Securities Inc., dated as of January 5, 2005, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of outstanding shares of Company Common Stock.  The Company’s Board of Directors has also received an opinion from Houlihan Lokey Howard & Zukin, dated as of January 5, 2005, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of outstanding shares of Company Common Stock.

2.18                        Rights Plan.  The Company has amended the Company Rights Agreement to render it inapplicable to the execution or delivery of this Agreement, the consummation of the Merger pursuant to this Agreement or the consummation of any other transactions contemplated hereby and a copy of the amendment to such Company Rights Agreement has been provided to Parent.

2.19                        Vote Required.  The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock.

2.20                        Real Estate.

(a)                                  Ownership of Premises.  Section 2.20(a) of the Company Disclosure Letter is a true, correct and complete list of all properties owned by the Company or any of its Subsidiaries (the “Owned Real Property”).  Prior to the date hereof, the Company has delivered to Purchaser true and correct copies of the current or most recent title report, title policy and survey currently in the possession of the Company with respect to any of the Owned Real Property (together “Title Materials”).

(i)                                     Except as set forth in Section 2.20(a) of the Company Disclosure Letter, for each item of Owned Real Property listed on Section 2.20(a) of the Company Disclosure Letter, title to the parcel is free and clear of all Liens, except for (A) Taxes and general and special assessments not in default and payable without penalty and interest, (B) charges, defects, easements, covenants and other encumbrances or restrictions that do not materially impair the current use, occupancy, value or marketability of the property, (C) statutory Liens incidental to the ordinary course of business including, without limitation, landlords’, mechanics’, carriers’, workers’ and similar Liens, (D) Liens for taxes, assessments or other governmental charges not yet due and payable, (E) matters shown in the Title Materials, (F) applicable zoning, entitlement and other land use and environmental regulations, and (G) Liens securing debt as disclosed in the Company Financials (together “Permitted Liens”);

(ii)                                  there are no pending or, to the Knowledge of the Company, threatened expropriation or condemnation proceedings, lawsuits or administrative or other actions relating to the Owned Real Property that would materially and adversely affect the current use, occupancy, value or marketability thereof; and

(iii)                               none of the Owned Real Property is leased or licensed to any other person or entity.

(b)                                 Leased Properties.  Section 2.20(b) of the Company Disclosure Letter is a true, correct and complete schedule of all leases, subleases, licenses and other agreements (collectively, the “Real Property Leases”) under which the Company and its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property other than the Owned Real Property (the land, buildings and other improvements covered by the Real Property Leases being herein called the “Leased Real Property” and, together with the Owned Real Property, the “Real Property”).  The Company has heretofore delivered to Parent true, correct and complete copies of all Real Property Leases (including all modifications, amendments and supplements).  Neither the Company nor any of its Subsidiaries has received any written notice of any material uncured default by the Company as tenant under any of the Real Property Leases, and to the best of the Company’s Knowledge there is no material uncured default by the landlord thereunder, except in each case as would not reasonably be expected to have a Material Adverse Effect on the Company.  Neither the Company nor any of its Subsidiaries has received any communications from any lessor of the Leased Real Property notifying the Company of any intention of any such lessor to terminate or fail to renew its current lease with the Company or any of its Subsidiaries or to materially increase the rent or other amount charged to the Company or any of its Subsidiaries thereunder or under any related Contract.  The Company or one of its Subsidiaries holds the leasehold estate under and interest in each Real Property Lease free and clear of all Liens, other than for Liens for taxes not yet due and payable.  None of the Leased Real Property is subleased or sublicensed to any other person or entity.

(c)                                  Real Property.

(i)                                     The Real Property is all of the real property used in the business of the Company and its Subsidiaries as currently conducted.

(ii)                                  The Company or one of its Subsidiaries has obtained all Licenses from any Governmental Entity having jurisdiction over any of the Real Property required for the ownership, occupancy and use of any of the Real Property by the Company and its Subsidiaries in their business as currently conducted.  To the Knowledge of the Company, and except as disclosed in the Title Materials, no Improvement, or the operation or maintenance thereof, violates any restrictive covenant, or encroaches on any property owned or leased by any other Person, which would impair, in any material respect, the continued use of such Real Property by the Company for the use currently being made thereof.  “Improvements” means any buildings, facilities, other structures and improvements, building systems and fixtures located on or under any real property owned or leased by the Company or any of its Subsidiaries.

(iii)                               The Real Property and the Improvements are sufficiently supplied with utilities and other services as necessary, in all material respects, for the operation of such Real Property and Improvements as currently operated including adequate water, storm and sanitary sewer, gas, electric, cable and telephone facilities.

2.21                        Transactions With Affiliates.  Other than rights to receive Merger Consideration and Option Merger Consideration, no material relationship, direct or indirect, exists between or among the Company or any Subsidiary of the Company, on the one hand, and any director, officer or affiliate of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K of the SEC in the Company SEC Reports, which is not described therein.

2.22                        Disclaimer of Other Representations and Warranties.  Except as expressly set forth in this Article 2, the Company makes no representation or warranty, express or implied, at law or in equity, with respect to the Company or its Subsidiaries, their respective businesses or financial condition or any of their assets, liabilities or operations, and any such other representations or warranties are hereby expressly disclaimed.

2.23                        Labor and Employment Matters.  Neither the Company nor any Subsidiary is, or at any time during the past three (3) years has been, a party to any collective bargaining agreement or other labor union agreements applicable to Persons employed by the Company or any Subsidiary, nor, to the Knowledge of the Company, are there any such employees represented by a works council or a labor organization or activities or proceedings of any labor union to organize any such employees.  There is no pending or threatened, and there has not been in the past two (2) years any work stoppage, slowdown or labor strike against the Company or any Subsidiary.  Except as set forth on Section 2.23 of the Company Disclosure Letter, the Company and its Subsidiaries (a) have no direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee and (b) are, and in the past three (3) years have been, in material compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification and wages and hours in each case with respect to their current and former employees.

2.24                        Insurance.  Section 2.24 of the Company Disclosure Letter sets forth a complete and correct list of all material insurance policies owned or held by the Company and each Subsidiary.  With respect to each such insurance policy, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect:  (i) the policy is legally valid, binding and enforceable in accordance with its terms and is in full force and effect and all premiums due and payable thereon have been paid; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination of the policy; (iii) to the Knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) no notice of cancellation or termination has been received other than in connection with ordinary renewals.

2.25                        Asset Sufficiency.  Except as set forth on Section 2.25 of the Company Disclosure Letter, the Company or one of its Subsidiaries owns or has a valid leasehold interest, license, or other right to use all of its property (real or personal, tangible or intangible) currently used to operate its business in substantially the same manner as currently conducted, in each case free and clear of all Liens other than Permitted Liens.

2.26                        Customers.  Section 2.26(a) of the Company Disclosure Letter sets forth a complete and accurate list of the Company’s and its Subsidiaries’ (i) ten (10) largest customers for the twelve (12) months preceding the date of the Company Balance Sheet in the Company’s Personal Health Care business segment, based on sales, showing the approximate aggregate total sales in dollars by the Company or its Subsidiaries to such customer during such time frame; and (ii) ten (10) largest customers for the twelve (12) months preceding the date of the Company Balance Sheet in the Company’s Pool Products business segment, based on sales, showing the approximate aggregate total sales in dollars by the Company or its Subsidiaries to such customer during such time frame.  As of the date hereof, except as disclosed in Section 2.26(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral communication from any customer set forth on Section 2.26(a) of the Company Disclosure Letter of any material product quality issues or any intention or threat to terminate or materially reduce purchases from the Company or its Subsidiaries, or to fail to renew any Company Material Contract.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company, except as otherwise set forth in writing in appropriately corresponding sections of the disclosure letter supplied by Parent and Merger Sub to the Company dated as of the date hereof (the “Parent Disclosure Letter”), as follows:

3.1                               Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)                                  Organization; Standing and Power.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)                                 Charter Documents.  Parent has delivered or made available to the Company (i) a true and correct copy of the Certificate of Incorporation and Bylaws of Parent, each as amended to date (collectively, the “Parent Charter Documents”) and of the Certificate of Incorporation and Bylaws of Merger Sub (collectively, the “Merger Sub Charter Documents”).  Such Parent Charter Documents and Merger Sub Charter Documents are in full force and effect.  Parent is not in violation of any of the provisions of the Parent Charter Documents and Merger Sub is not in violation of any of the provisions of the Merger Sub Charter Documents.

(c)                                  Merger Sub.  All the outstanding shares of capital stock of, or other equity interests in Merger Sub have been validly issued and are fully paid and non-assessable and are owned directly or indirectly by Parent, free and clear of all Liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws.

3.2                               Authority; Non-Contravention; Necessary Consents.

(a)                                  Authority.  Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement, perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions contemplated hereby, subject only, with respect to the Merger, to the filing of the Certificate of Merger pursuant to Delaware Law and to the adoption of this Agreement by Parent as sole stockholder of Merger Sub immediately after the execution and delivery of this Agreement.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due execution and delivery by the Company, constitutes the valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except to the extent such enforcement may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

(b)                                 Non-Contravention.  The execution and delivery of this Agreement by Parent and Merger Sub does not, and performance of this Agreement by Parent and Merger Sub will not:  (i) conflict with or violate the Parent Charter Documents or the Merger Sub Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any material Legal Requirement applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties is bound or affected, or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair Parent’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require consent under or result in the creation of a material Lien on any of the material properties or assets of Parent or Merger Sub pursuant to, any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound or affected, other than, with respect to (ii) and (iii), any such breach, default, impairment, termination, amendment, acceleration or cancellation that would not reasonably be expected to have a Material Adverse Effect on Parent.

(c)                                  Necessary Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by Parent in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the Necessary Consents and (ii) such other consents, authorizations, filings, approvals and registrations which if not obtained or made would not be material to Parent or Merger Sub or materially adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby.

3.3                               Brokers’ and Finders’ Fees.  Except for fees payable to Lazard Ltd, Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.4                               Disclosure.  None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement, will, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

3.5                               Board Approval.  The Board of Directors of Parent has, by resolutions duly adopted by at a meeting of the Parent’s Directors duly called and held and not subsequently rescinded or modified in any way (the “Parent Board Approval”), duly approved this Agreement.

3.6                               Financing.  Attached hereto as Exhibit C and Exhibit D are true and correct copies of (i) the commitment letter dated January 6, 2006, by and among Parent, Merger Sub and ING Capital LLC, pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to provide or cause to be provided debt financing of up to $290,000,000 in connection with the Merger (the “Debt Financing Letter” and the financing contemplated thereby, the “Debt Financing”), and (ii) the commitment letters, dated January 6, 2006, by and among Parent, Merger Sub, Carlyle Europe Partners II L.P., CEP II Participations, SARL and Zodiac S.A., pursuant to which Carlyle Europe Partners II L.P., CEP II Participations, SARL and Zodiac S.A. have agreed to provide or cause to be provided equity financing of up to $157,000,000 (the “Equity Financing Letter” and the financing contemplated thereby, the “Equity Financing” and together with the Debt Financing the “Financing”).  Each of the Debt Financing Letter and the Equity Financing Letter, (collectively, the “Financing Letters”) in the form so delivered, is, as of the date hereof, in full force and effect and is a legal, valid and binding obligation of Merger Sub and to the Knowledge of the Parent, the other parties thereto. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Merger Sub under any term or condition of the Financing Letters other than to the extent that any term or condition requires any action by, or otherwise relates to, the Company or any of its Subsidiaries.  Assuming the accuracy of the Company’s representations contained herein, as of the date hereof, Merger Sub has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in the Financing Letters. Merger Sub has fully paid any and all commitment fees or other fees required by the Commitment Letters to be paid on or before the date of this Agreement. Subject to its terms and conditions, the Financing, when funded in accordance with the Financing Letters, will provide Merger Sub with acquisition financing at the Effective Time sufficient to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses.

3.7                               Section 203 of the Delaware Law.  None of Parent, Merger Sub or any of their “affiliates” or “associates” is, or has been within the last three years, an “interested stockholder” of the Company as those terms are defined in Section 203 of the Delaware Law.

3.8                               No Reliance.  Parent acknowledges that none of the Company, its Subsidiaries, nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company, its Subsidiaries, their respective businesses or financial condition or any of their assets, liabilities or operations or other matters that is not included in this Agreement or the Company Disclosure Letter. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries, nor any other Person has made a representation or warranty to Parent with respect to (a) any projections, estimates or budgets for the businesses of the Company or its Subsidiaries, or (b) any material, documents or information relating to the Company or its Subsidiaries made available to Parent or its counsel, accountants or advisors in any data room or otherwise, except as expressly covered by a representation or warranty set forth in Article 2, or a covenant set forth in Article 4.

3.9                               Guarantee.  Concurrently with the execution of this Agreement, Parent has delivered to the Company the guarantees (the “Guarantees”) of Carlyle Europe Partners II L.P.  and Zodiac S.A.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1                               Conduct of Business of the Company.

(a)                                  Ordinary Course.  During the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (except (i) as contemplated by this Agreement, (ii) as disclosed in Section 4.1 of the Company Disclosure Letter, or (iii) to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned)), carry on the business of the Company and its Subsidiaries in all material respects, in the ordinary course of business consistent with past practices, and the Company for itself and on behalf of its Subsidiaries agrees to use its commercially reasonable efforts to preserve intact their business organizations and preserve for the Company and its Subsidiaries the goodwill of its customers, suppliers, employees (taken as a whole) and other persons having business relationships with the Company and its Subsidiaries.

(b)                                 Required Consent.  In addition, without limiting the generality of Section 4.1(a), except as contemplated by this Agreement, and except as provided in Section 4.1 of the Company Disclosure Letter, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit its Subsidiaries to do any of the following:

(i)                                     Enter into any new line of business material to it and its Subsidiaries taken as a whole;

(ii)                                  Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(iii)                               Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;

(iv)                              Issue, deliver, sell, authorize, pledge or otherwise encumber any shares of capital stock (including, without limitation shares of Company Common Stock that are held in treasury, and shares of Company Common Stock reserved for issuance under any Company Stock Plan, except as provided below), Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or subscriptions, rights, Deferred Stock Units, warrants or options to acquire any shares of capital stock or Voting Debt or any securities convertible into shares of capital stock or Voting Debt, or enter into other agreements or commitments of any character obligating it to issue any such securities or rights, other than: (A) issuances of Company Common Stock (and associated Company Rights) upon the exercise of Company Options, to participants in the Company Purchase Plan in accordance with Section 5.14, in respect of Deferred Stock Units, in accordance with their respective present terms; or (B) issuances of Company Common Stock (and associated Company Rights) to the holders of Performance Shares outstanding as of the date hereof, subject to certain specified criteria being satisfied;

(v)                                 Cause, permit or propose any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents of its Subsidiaries;

(vi)                              Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any Person or division thereof, or otherwise acquire or agree to acquire any assets which are material to its business;

(vii)                           Enter into any joint ventures, strategic partnerships or alliances that are material to any of its divisions or business units;

(viii)                        Except as set forth on Section 4.1 of the Company Disclosure Letter, sell, lease, license, mortgage or otherwise encumber or dispose of any properties or assets which are material to its business, except for sales of inventory in the ordinary course of business,

(ix)                                Make any loans, advances or capital contributions to, or investments in, any other Person, other than:  (A) loans or investments by it or a Subsidiary of it to or in it or any wholly-owned Subsidiary of it, and (B) ordinary course extensions of credit related to the sale of goods;

(x)                                   Except as required by GAAP or the SEC as concurred in by its independent auditors, make any material change in its methods or principles of accounting since the date of the Company Balance Sheet;

(xi)                                (i) Except as required by Law or the Treasury Regulations promulgated under the Code, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes or (ii) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, in the ordinary course of business and consistent with past practice;

(xii)                             Except as required by Legal Requirements, this Agreement or Contracts currently binding on the Company or its Subsidiaries, adopt or amend any Company Plan, Company Stock Option Plan or the Company Purchase Plan (except that nothing herein shall prohibit the Company from terminating the Company Purchase Plan at any time prior to the Closing), or enter into any new, or amend any existing employment, severance, consulting, salary continuation or other similar Contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business with employees who are terminable “at will” without payment of severance other than severance payable pursuant to the Company’s severance practices as in effect as of the date hereof and described in Section 4.1 of the Company Disclosure Letter), pay any special bonus or special remuneration (cash, equity or otherwise) to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants except (x) payment of bonuses or increases in salaries or wage rates or fringe benefits to employees in the ordinary course of business or (y) payments made to Company employees pursuant to Company retention plans in amounts not to exceed the amounts set forth in Section 4.1 of the Company Disclosure Letter;

(xiii)                          Enter into any Contract the effect of which would be to grant to a third party any right of license to any material Intellectual Property owned by Parent or any of its Subsidiaries;

(xiv)                         Incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for borrowings under its revolving credit facility in the normal course of business, or make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly owned Subsidiary of the Company and other than travel and entertainment advances to employees in the ordinary course of business;

(xv)                            Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

(xvi)                         Engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company’s or its Subsidiaries’ affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404;

(xvii)                      Modify, amend, terminate or waive any materials rights under any Company Material Contract in any material respect other than the amendment, expiration or renewal of any Company Material Contract in the ordinary course of business;

(xviii)                   Enter into any Company Material Contract, other than in the ordinary course of business;

(xix)                           Settle, compromise, waive, satisfy or institute any material litigation, suit, proceeding, arbitration or claim (other than claims which do not involve payment of any amount in excess of $50,000 individually or $250,000 in the aggregate);

(xx)                              Write up, write down or write off the book value of any of the Company’s or its subsidiaries’ material assets, other than (A) in the ordinary course of business and consistent with past practice or (B) as may be required by GAAP;

(xxi)                           Incur, authorize or commit to any capital expenditures in excess of the sum of the amounts included for the first three fiscal quarters in Appendices 2.6-1, 2.6-2 and 2.6-3 of the Company Disclosure Letter;

(xxii)                        Pay or fail to pay any accounts payable that are material individually or in the aggregate or collect or settle any material accounts receivable that are material individually or in the aggregate other than in the ordinary course of business; or

(xxiii)                     Agree in writing or otherwise to take any of the actions described in (i) through (xxii) above.

(c)                                  Compliance with Section 409A.  Notwithstanding anything contained in this Section 4.1 to the contrary, the Company may, and may cause each of its Subsidiaries to, without the consent of Parent, amend or modify any “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) of the Company or any of its Subsidiaries to the extent required or deemed advisable by the Company or applicable Subsidiary to comply with Section 409A of the Code and/or any regulations or guidance promulgated thereunder; provided that no such amendment or modification shall result in additional material liability (beyond the benefits otherwise due).

(d)                                 Certain Capital Expenditures.  The Company agrees to use commercially reasonable efforts to make the capital expenditures set forth in Section 4.1(d) of the Company Disclosure Letter at the time or times as provided therein.

ARTICLE V
AGREEMENTS

5.1                               Proxy Statement.  Promptly after execution and delivery of this Agreement, the Company shall prepare and shall file with the SEC as soon as is reasonably practicable a preliminary Proxy Statement, together with a form of proxy, with respect to the Stockholders’ Meeting at which the stockholders of the Company will be asked to vote upon the adoption of this Agreement and shall use commercially reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as promptly as practicable, and promptly thereafter shall mail the definitive Proxy Statement and form of proxy to stockholders of the Company.  The term “Proxy Statement” shall mean such proxy or information statement and all amendments or supplements thereto, if any, similarly filed and mailed.  Parent will provide the Company with any information with respect to Parent, Merger Sub, Parent’s business or the Financings or any alternative financing arrangement that may be required in order to effectuate the preparation and filing of the Proxy Statement pursuant to this Section 5.1.  The Company will provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy Statement prior to its filing and will incorporate such comments that the Company determines are reasonable.  The Company will respond to, and provide Parent and its counsel with a reasonable opportunity to participate in the response of the Company to, any comments from the SEC and will notify Parent promptly upon the receipt of any comments from the SEC in connection with the filing of, or amendments or supplements to, the Proxy Statement.  Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC and/or mailing to stockholders of the Company such amendment or supplement.  Each of Parent and the Company shall cooperate and the Company shall provide Parent (and its counsel) with a reasonable opportunity to review and comment on the Proxy Statement and on any amendment or supplement to the Proxy Statement prior to filing such with the SEC.  Parent will furnish the Company with such supplemental information as may be necessary in order to cause the Proxy Statement, insofar as it relates to Parent and its Subsidiaries, to comply with applicable law after the mailing thereof to the stockholders of the Company. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws.

5.2                               Meetings of Stockholders; Board Recommendation.

(a)                                  Meeting of Stockholders.  Promptly after the execution of this Agreement, the Company will take all action necessary in accordance with Delaware Law and its Certificate of Incorporation and Bylaws to call, hold and convene a meeting of its stockholders to consider the adoption of this Agreement (the “Stockholders’ Meeting”) as soon as practicable after the date hereof.  Except in any case where the Recommendation has been withdrawn in accordance with Sections 5.3(c), 5.3(d) or 5.3(e)(ii), the Company will use commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approval.  Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone its Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to its stockholders in advance of a vote on this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders’ Meeting.

(b)                                 Board Recommendation.  Except to the extent expressly permitted by Sections 5.3(c), 5.3(d) or 5.3(e)(ii):  (i) the Board of Directors of the Company shall recommend that its stockholders vote in favor of the adoption of this Agreement (the “Recommendation”), at the Stockholders’ Meeting, (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Stockholders’ Meeting, and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the Recommendation.

5.3                               Acquisition Proposals.

(a)                                  No Solicitation of Transactions.  From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII, except as otherwise permitted hereby, the Company will not, nor shall it authorize or permit any of its officers and directors to, and it will use its commercially reasonable efforts to cause its agents, affiliates, employees and advisors not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including, but not limited to, by way of furnishing nonpublic information) any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or is reasonably expected to lead to, any Competing Transaction (as defined below), (ii) enter into or maintain or continue negotiations with any person in furtherance of such inquiries or to obtain a Competing Transaction, (iii) agree to any Competing Transaction or (iv) endorse any Competing Transaction or any agreement or understanding relating to a Competing Transaction or (v) take any action to exempt any person from the restrictions on business combinations contained in Section 203 of Delaware Law; provided, however, that notwithstanding anything to the contrary contained herein, prior to the adoption of this Agreement by the Company’s stockholders, nothing in this Section 5.3 shall in any respect prohibit the Board of Directors of the Company or the officers, directors, agents, affiliates, employees or advisors of the Company or its Subsidiaries from furnishing or disclosing information to, or engaging in discussions or negotiations with, any person or entity that makes an unsolicited bona fide written proposal to acquire the Company pursuant to a Competing Transaction (a “Competing Transaction Proposal”), if the Board of Directors of the Company acting in good faith determines after consultation with the Company’s financial and legal advisors that such proposal constitutes or is reasonably likely to result in a Superior

Proposal (as defined below), and that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations under applicable law.  The Company will not modify, waive, amend or release any standstill, confidentiality or similar agreement entered into prior to the date hereof or any standstill or confidentiality agreement entered into by the Company or any of its Subsidiaries between the date hereof and Effective Time, and the Company will enforce the provisions of any such standstill and confidentiality agreement unless, in the case of any standstill agreement, (x) the Company has complied with this Section 5.3(a), (y) the party to such standstill agreement, on an unsolicited basis, submits or modifies a Competing Proposal such that it constitutes or is reasonably likely to result in a Superior Proposal, and (z) the Company thereafter complies with Section 5.3(b).

(b)                                 Notification of Unsolicited Acquisition Proposals.  The Company shall promptly (within 24 hours) notify Parent after receipt by the Company (or any of its officers, directors, employees, agents or advisors or other representatives) of any Competing Transaction Proposal or any request for nonpublic information or inquiry which it reasonably believes could be expected to lead to a Competing Transaction Proposal and shall provide to Parent, orally and in writing, the terms and conditions of any such Competing Transaction Proposal, or such request or inquiry and the identity of the person making the same, and a copy of all written materials provided to the Company or its Subsidiaries in connection with any such Competing Transaction Proposal or inquiry.  The Company shall notify Parent (within 24 hours) orally and in writing of any material modifications to the financial or other material terms of such Competing Transaction Proposal or inquiry and shall provide to Parent, within the same timeframe, a copy of all written materials subsequently provided to or by the Company or any Subsidiary in connection with any such Competing Transaction Proposal.  Prior to the Company furnishing information with respect to the Company, as permitted by Section 5.3(a), to any person making such a Competing Transaction Proposal, the Company shall enter into a confidentiality agreement with such person the terms of which with respect to the protection of confidential information are substantially equivalent to or more protective of the Company than the Confidentiality Agreement (as defined below), provided that all such information (to the extent such information has not been provided to Parent) is provided or made available to Parent at such time such information is made available to such person.  The Company shall provide Parent with a correct and complete copy of any confidentiality agreement entered into pursuant to this paragraph within 24 hours of the execution thereof.

(c)                                  Changes of Recommendation.  Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw (or modify in a manner adverse to Parent), once made, its recommendation in favor of this Agreement or the transactions contemplated hereby or approve or recommend a Competing Transaction Proposal (any action described in this subsection being referred to as a (“Company Adverse Recommendation Change”)) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any subsidiary thereof to execute, or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement or other business combination or acquisition agreement, joint venture agreement or other agreement constituting or relating to a Competing Transaction

Proposal (other than a confidentiality agreement related thereto).  Notwithstanding anything to the contrary contained herein, the Board of Directors of the Company may, prior to the adoption of this Agreement by the Company’s stockholders, make a Company Adverse Recommendation Change in connection with a bona fide written Superior Proposal made (or in the case of any proposal with respect to a Competing Transaction made prior to the date hereof, modified) that did not result from a breach of Section 5.3 hereof if the Board of Directors determines in good faith (after consulting with its outside legal counsel) that the failure of the Board of Directors to effect a Company Adverse Recommendation Change is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable law; provided, that no Company Adverse Recommendation Change may be made in connection with a Superior Proposal until the third business day following Parent’s receipt from the Company of (x) a notice that the Board of Directors of the Company has determined that such Competing Transaction Proposal constitutes a Superior Proposal and that it intends to make a Company Adverse Recommendation Change and (y) the terms and conditions of any offer or proposal in respect to the Superior Proposal.  In determining whether to make a Company Adverse Recommendation Change in response to a Superior Proposal, the Board of Directors shall take into account any changes to the terms of this Agreement or the Merger proposed by Parent (in response to a notice) in determining whether such proposal shall constitute a Superior Proposal.

(d)                                 Notwithstanding Section 5.3(a), the Board of Directors of the Company may, prior the adoption of this Agreement by the Company’s stockholders but only in response to a Competing Transaction Proposal, terminate this Agreement to enter into an agreement with respect to such Competing Transaction Proposal, but only if:

(i)                                     such Competing Transaction Proposal did not result from a breach by the Company or any of its Subsidiaries of this Section 5.3;

(ii)                                  the Board of Directors of the Company shall have first provided prior written notice to Parent that it is prepared to terminate this Agreement to enter into an agreement with respect to a Superior Proposal, which notice shall attach the most current version of any written agreement relating to the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal and any other material terms and conditions thereof;

(iii)                               Parent does not make, during the three business days following Parent’s receipt from the Company of a notice that the Board of Directors of the Company has determined that such Competing Transaction Proposal constitutes a Superior Proposal and that it intends to make a Company Adverse Recommendation Change (it being understood and agreed that any change to the financial or other material terms of such Superior Proposal shall require a new notice to Parent and a new three day business period), a binding, written proposal that the Board of Directors of the Company determines in good faith, after consultation with its financial advisor, causes the Competing Transaction Proposal that constituted a Superior

Proposal to no longer constitute a Superior Proposal and which, by its terms, may be accepted at any time within such three business day period (or such subsequent three business day period, as the case may be); and

(iv)                              in the event of any termination of this Agreement by the Company pursuant to this paragraph, the Company pays the termination fee under Section 7.3 concurrently with and as a condition of such termination.

The Company agrees that, during the period of three business days prior to terminating this Agreement to enter into an agreement with respect to a Superior Proposal (and any subsequent three business day period pursuant to the parenthetical in clause (iii) above), the Board of Directors of the Company shall consider and negotiate in good faith any revisions to the terms of the transaction contemplated by this Agreement that are proposed by Parent.

(e)                                  Compliance with Tender Offer Rules.  Notwithstanding the foregoing, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to a Competing Transaction Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act and (ii) the Board of Directors of the Company may withdraw, modify or amend the recommendation of the Merger and this Agreement by the Board of Directors of the Company or disclose any other information to the stockholders of the Company at any time if, in each case, it determines, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary obligations to the stockholders of the Company under applicable law.

(f)                                    Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Competing Transaction” means any proposal or offer from any Person relating to any (a) direct or indirect acquisition or purchase of a business that constitutes a majority of the net revenues or assets of the Company, (b) direct or indirect acquisition or purchase of a majority of the Common Stock, (c) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning a majority of the Common Stock, or (d) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case other than the transactions contemplated by this Agreement; and

(ii)                                  “Superior Proposal” means any unsolicited, bona fide written Competing Transaction Proposal made by a third person on terms that the Board of Directors of the Company determines in good faith, after consultation with a nationally recognized investment bank and counsel, taking into consideration such financial, legal, regulatory and other factors as they deem relevant, to be more favorable to the holders of the Company Common Stock than those contemplated by this Agreement.

5.4                               Confidentiality; Access to Information.

(a)                                  Confidentiality.  The parties acknowledge that the Company and Parent have previously executed a non-disclosure agreement dated February 3, 2005 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms and Parent will hold, and will cause its directors, officers, employees, agents and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

(b)                                 Access to Information.  The Company will afford Parent and Parent’s accountants, counsel and other representatives reasonable access during normal business hours to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business, including the status of product development efforts, properties, results of operations and personnel, as Parent or its representatives may reasonably request, and, during such period, upon request by Parent, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent a copy of any report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws; provided, however, that the Company may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to the Company requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information.  The Company shall furnish to Parent, at the earliest time they are available, but in no event more than 20 days after the end of the relevant period, such monthly and quarterly financial statements and data as are routinely prepared by the Company.

5.5                               Public Disclosure.  Neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other public announcement with respect to this Agreement or the other transactions contemplated hereby without the prior written consent of the other party, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange in which circumstance commercially reasonable efforts to consult with the other party will still be required to the extent practicable.

5.6                               Regulatory Filings; Commercially Reasonable Efforts.

(a)                                  Regulatory Filings.  Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use commercially reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the other transactions contemplated hereby, including, without limitation:  (i) Notification and Report Forms with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as

required by the HSR Act, (ii) any other filing necessary to obtain any Necessary Consent, (iii) filings under any other comparable pre-merger notification forms required by the merger notification or control laws of any applicable jurisdiction where such filings are required by applicable law or regulation, as agreed by the parties hereto, and (iv) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger.  Each of Parent, Merger Sub and the Company shall comply as promptly as practicable with any request for additional information, documents or other materials received by such party hereto or any of its Subsidiaries or affiliates from any Governmental Entity.  Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements.  Parent shall be responsible for the payment of all filing fees under the HSR Act and any other Antitrust Laws (as defined below) and each party shall bear its own expenses incurred in connection with obtaining the approval of any Antitrust Authority (as defined below), including legal fees, expert witness and consultant costs, document vendor fees and other expenses, in substantially complying with any formal or informal request for additional information or documentary material from any Antitrust Authority, and in connection with any litigation or administrative proceeding arising under or with respect to any Antitrust Laws.

(b)                                 Exchange of Information.  Parent, Merger Sub and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings or application pursuant to Section 5.6(a).  Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement and a mutually acceptable joint defense agreement, each of the Company and Parent shall consult with outside counsel to the other prior to taking a position with respect to any such filing, shall permit outside counsel to the other to review and discuss in advance, and consider in good faith the views of the other in connection with any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Entity by or on behalf of any party hereto in connection with any investigations or proceedings in connection with this Agreement, the Merger or the other transactions contemplated hereby (including under any Antitrust Laws or other fair trade Legal Requirement), coordinate with outside counsel to the other in preparing and exchanging such information and promptly provide outside counsel to the other with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party to any Governmental Entity in connection with this Agreement, the Merger or the other transactions contemplated hereby, provided that with respect to any such filing, presentation or submission, each of Parent and the Company need not supply outside counsel to the other with copies (or in case of oral presentations, a summary) to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information.

(c)                                  Notification.  Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of any comments from any officials of any Governmental Entity regarding this Agreement, the Merger or the other transactions contemplated hereby, including any filings made pursuant hereto and information provided to comply with any Legal Requirements.  Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(d)                                 Commercially Reasonable Efforts.  Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following:  (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or non-actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties, including all Necessary Consents, (iv) the resolving of such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Antitrust Law, (v) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (vi) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  The Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use commercially reasonable efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on this Agreement and the transactions contemplated hereby.  In connection with and without limiting the foregoing, in the context of this Section 5.6, “commercially reasonable efforts” shall include the following:

(i)                                     Parent and the Company shall timely comply with all restrictions and conditions, if any, specified or imposed by any Antitrust Authority with respect to Antitrust Laws as a requirement for granting any necessary clearance or terminating any applicable waiting period, including agreeing to hold separate, divest, license or cause a third party to purchase, assets and/or businesses of Parent, the Company or any of its Subsidiaries, it being understood that Parent shall be permitted to negotiate in good faith with the Antitrust Authorities;

(ii)                                  in the event any Antitrust Authority initiates a proceeding before any Governmental Entity seeking to restrain, enjoin or prohibit the sale of the Company Common Stock, Parent and the Company shall use their best efforts to prevent the entry of any order restraining, enjoining or prohibiting the sale of the Company Common Stock, including by retaining all appropriate expert witnesses and consultants.  The Company shall be permitted to participate in all aspects of the defense of such proceedings and Parent shall use its best efforts to prevail in the litigation.  Parent shall be responsible for the payment of its own expenses, including legal fees and expenses, in seeking to prevent the entry of any such order; and

(iii)                               Neither Parent nor the Company shall agree with any Antitrust Authority to delay the Closing, and neither the Parent nor the Company shall agree to provide advance notice of the Closing, to any Antitrust Authority, in each case, without the consent of the other party.

(e)                                  Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(i)                                     “Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, in each case as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

(ii)                                  “Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other domestic or foreign Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

5.7                               Notification of Certain Matters.  The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate or any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, such that, (A) in the case of the Company, the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied or (B) in the case of Parent or Merger Sub, the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not limit or otherwise affect the remedies available hereunder to any of the parties sending or receiving such notice.

5.8                               Indemnification.

(a)                                  Indemnity.  From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, advancement and exculpation provisions in favor of the current or former directors or officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) under the Certificate of Incorporation or Bylaws of the Company and any agreement between an Indemnified Party and the Company or a Subsidiary of the Company as in effect as of the date hereof that is listed in Section 5.8(a) of the Company Disclosure Letter.  The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner.

(b)                                 Insurance.  For a period of six (6) years after the Effective Time, Parent will, and will cause the Surviving Corporation to, maintain in effect the current policies of directors’ and officers’ liability insurance maintained by the Company covering those persons (but only those persons) who are currently covered by such policies; provided, however, that in no event will Parent or the Surviving Corporation be required to pay an annual premium on such insurance policy that is greater than 200% of the annual premium currently payable by the Company for such coverage and provided, further, that notwithstanding the foregoing, in the event such coverage is no longer available (or is only available for an amount in excess of 200% of the annual premium currently paid by the Company for such coverage), Parent and the Surviving Corporation shall nevertheless be obligated to provide such coverage as may be obtained for such 200% amount.  Parent and the Surviving Corporation shall, however, if requested to do so in writing by the Company, concurrent with the Effective Time, satisfy their obligations under the first sentence of this Section 5.8(b) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six (6) years from the Effective Time, (ii) covers those persons (but only those persons) who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof, and (iii) contains terms and conditions (including coverage amounts) which are no less advantageous that those contained in the terms and conditions of the Company directors’ and officers’ insurance policies in effect as of the date hereof.

(c)                                  From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee or agent of the Company or any of its subsidiaries; (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law; (iii) the Worker Adjustment and Retraining Notification Act or similar state or foreign provision as a result of a termination of employment or a layoff with respect to any employee of the Company that occurs after the Closing Date; or (iv) the Company’s participation in the arrangement of the Financing contemplated by Section 5.11(b).  Each Indemnified Party will be entitled to payment of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent and the Surviving Corporation, jointly and severally, within ten business days of receipt by the Surviving Corporation from the Indemnified Party of a request therefor; provided that any person to whom expenses are paid provides an undertaking, to the extent required by Delaware Law, to repay such amounts if it is ultimately determined that such person is not entitled to indemnification.

(d)                                 Third-Party Beneficiaries.  This Section 5.8 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and its successors and assigns.  In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honors the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.8.

5.9                               Compliance with Section 409A; Continuation of Deferred Compensation Programs .  From and after the Effective Time, Parent will, and will cause the Surviving Corporation and each of its Subsidiaries to, amend and administer the Company’s Deferred Compensation Plan and any related rabbi trust, as well as shares deferred pursuant to the Company’s 1999 Incentive Plan as Amended (such deferred shares and the Company’s Deferred Compensation Plan together referred to as the “Deferred Compensation Plans”), in accordance with their respective terms and in material compliance with Section 409A of the Code and any regulations or guidance promulgated thereunder (together, “Section 409A”).  In the event the terms of the Deferred Compensation Plans (or related rabbi trust) are not in material compliance with Section 409A, the Parent shall use commercially reasonable efforts to, and will use commercially reasonable efforts to cause the Surviving Corporation and each of its Subsidiaries to, timely amend such terms (or trust, as applicable) so as to comply in all material respects with Section 409A (it being intended that any such amendment shall preserve, as near as reasonably possible within the limitations of Section 409A, the original intended terms of such Deferred Compensation Plan or related trust and any applicable participant elections thereunder).  Without limiting the foregoing, Parent will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause the Surviving Corporation and each of its Subsidiaries to: (1) not terminate any Deferred Compensation Plan earlier than December 31, 2010 (and, even then, any such termination shall be in compliance with Section 409A) and not terminate or withdraw funds from any rabbi trust related to any Deferred Compensation Plan until all benefits obligations under that plan have been satisfied (such limitations shall not limit distributions to general creditors of Parent, the Surviving Corporation or any of their Subsidiaries, as provided in any such rabbi trust related to such Deferred Compensation Plan), (2) continue to offer substantially the same participant investment (or deemed investment, as the case may be) choices under such plan as exist immediately prior to the Effective Time (other than common stock or any other securities of the Company or its Subsidiaries to the extent permitted thereunder), and

(3) continue to fund and invest the rabbi trust related to the Deferred Compensation Plan in substantially the same manner (without limiting the generality of this clause, any such rabbi trust will be funded on an ongoing basis such that the fair market value of the assets of such trust are substantially equal to the accrued and unpaid benefit obligations under the related Deferred Compensation Plan).  Nothing in this Section 5.9 shall limit the Parent’s, the Surviving Corporation’s or any of their Subsidiaries’ right to cease making employer contributions to any Deferred Compensation Plan or, for periods beginning after calendar year 2006, terminate the ability of participants in any Deferred Compensation Plan to make deferral contributions.

5.10                        Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by Article I of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11                        Financing.

(a)                                  Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Financing Letters, including using commercially reasonable efforts to (i) maintain in effect the Financing Letters, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing set forth therein, (iii) enter into definitive agreements with respect thereto on or before the Closing Date on the terms and conditions contemplated by the Financing Letters or on other terms as Parent determines reasonably and in good faith are not materially less beneficial to Merger Sub, including with respect to conditionality, and (iv) consummate the Financing at or prior to Closing.  In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Financing Letters, Parent shall use its commercially reasonable efforts to arrange to obtain alternative debt financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement on terms Parent determines reasonably and in good faith are not materially less beneficial to Merger Sub as promptly as practicable following the occurrence of such event.  At the Company’s request, Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any material adverse change with respect to the Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) business days, if at any time prior to the Closing Date (i) any Financing Letter shall expire or be terminated for any reason or (ii) any financing source that is a party to any Financing Letter notifies Parent or Merger Sub that such source no longer intends to either provide or underwrite financing to Merger Sub on the material terms set forth therein.

(b)                                 The Company agrees to provide, and shall cause its Subsidiaries and its and their Representatives to provide, such reasonable cooperation (including with respect to timeliness) in connection with the arrangement and marketing by Parent of the debt financing contemplated and/or described in the Financing Letters as may be reasonably requested by Parent, including (i) participation in meetings, drafting sessions and due diligence sessions, (ii) furnishing Parent and its financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, (iii) assisting Parent and its financing sources in the preparation of (A) offering documents for any of such debt financing and (B) materials for rating agency presentations, (iv) cooperating with the marketing efforts of Parent and its financing sources for any of such debt financing, (v) facilitating the pledging of collateral, (vi) using commercially reasonable efforts to obtain accountants’ comfort letters and consents, legal opinions, surveys and title insurance as reasonably requested by Parent, and (vii) executing and delivering such credit or loan agreements, securities purchase agreements, indentures and other collateral or similar documents requested by Parent; provided, that in the case of the foregoing clause (vii), the Company and its Subsidiaries shall not be obligated to incur any indebtedness under any such agreement or instruments until the Effective Time.  Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation.

5.12                        Merger Sub Compliance.  Parent shall cause Merger Sub to comply with all of Merger Sub’s obligations under or relating to this Agreement.  Merger Sub has not engaged in and shall not engage in any business which is not in connection with the Merger or other transactions contemplated hereby or with its due organization.

5.13                        Resignations.  The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company and any of its Subsidiaries designated by Parent to the Company in writing at least ten business days prior to Closing.

5.14                        Company Purchase Plan.  On and after the date hereof, no future offering periods will be commenced under the Company Purchase Plan.  The Company shall terminate the Stock Acquisition and Retention Program under the Company Purchase Plan on the date of this Agreement; provided that such termination shall not affect the Company’s obligations as to the operation of such program prior to such termination.  The Company shall terminate the Company Purchase Plan immediately prior to the Effective Time; provided that such termination shall not affect the Company’s obligations as to the operation of such plan prior to such termination.  With respect to matters described in this Section 5.14, any material notices or other communication materials provided to the Company Purchase Plan’s participants shall be subject to prior review and approval of Parent.

5.15                        Company Performance Share Plan.  Following the Closing, Parent shall fulfill and honor in all respects the cash payment obligations of the Company under the Company’s Performance Share Plan in accordance with the terms of such plan.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1                               Conditions to the Obligations of Each Party to Effect the Merger.  The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)                                  Stockholder Approval.  This Agreement shall have been adopted by the requisite vote under Delaware Law, by the stockholders of the Company.

(b)                                 No Order.  No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Legal Requirement (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that prior to invoking this condition, the party so invoking this condition shall have complied with its obligations under Section 5.6.

(c)                                  HSR Act.  All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early.

(d)                                 Necessary Consents.  All Necessary Consents required to execute, deliver and perform this Agreement and to consummate the Merger shall have been obtained or made.

6.2                               Additional Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent.

(a)                                  Representations and Warranties.  The representations and warranties of the Company contained in Article II of the Agreement (which for purposes of this Section 6.2(a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

(b)                                 Agreements and Covenants.  The Company shall have performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(c)                                  Officer’s Certificate.  The Company shall have delivered to each of Parent and Merger Sub a certificate, dated the date of the Closing, signed by an officer of the Company and certifying as to the satisfaction of the conditions specified in Sections 6.2(a) and 6.2(b).

(d)                                 No Injunctions or Restraints.  No litigation brought by a Governmental Entity shall be pending, and no litigation shall be threatened by any Governmental Entity, which seeks to enjoin or prohibit the consummation of the Merger, and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(e)                                  Appraisal Rights.  The holders of not more than 10 percent (10%) of the shares of Company Common Stock outstanding immediately prior to the Effective Time that are entitled to appraisal of their shares under Section 262 of the DGCL shall have properly demanded, and not withdrawn, demands for the appraisal of shares that are eligible for appraisal under Section 262 of the DGCL.

(f)                                    No Material Adverse Effect.  Since the date of this Agreement, no event, condition, change, or development, or worsening of any existing event, condition, change or development, shall have occurred that, individually or in combination with any other event, condition, change, development or worsening thereof, has had or would reasonably be expected to have a Material Adverse Effect on the Company or any of its Subsidiaries.

(g)                                 FIRPTA Affidavit.  Prior to the Closing on the Closing Date, the Company shall cause to be delivered to Parent an executed affidavit, in accordance with Treasury Regulation Section 1.897-2(h)(2), certifying that an interest in the Company is not a U.S. real property interest within the meaning of Section 897(c) of the Code and sets forth the Company’s name, address and taxpayer identification number.

6.3                               Additional Conditions to the Obligations of the Company.  The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)                                  Representations and Warranties.  The representations and warranties of Parent and Merger Sub contained in Article III (which for purposes of this Section 6.3(a) shall be read as though none of them contained any Material Adverse Effect or materiality qualifier) of the Agreement shall be true and correct on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent.

(b)                                 Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with the covenants, obligations and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

(c)                                  Officer’s Certificate.  Parent and Merger Sub shall have delivered to the Company certificates, dated the date of the Closing, signed by an officer of each of Merger Sub and Parent, certifying as to the satisfaction of the conditions specified in Sections 6.3(a) and 6.3(b).

(d)                                 Solvency Opinion.  The Company shall have received a letter from an appraisal firm, engaged by Parent and reasonably acceptable to the Company, on which the Board of Directors of the Company shall be entitled to rely indicating that immediately after the Effective Time, and after giving effect to the Merger and the Financing contemplated by this Agreement and any other transactions contemplated in connection with the Merger, the Surviving Corporation (i) will not be insolvent and will have assets sufficient to pay its debts, and (ii) will not have unreasonably small capital with which to engage in its business.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.1                               Termination.  This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after the adoption of this Agreement by the stockholders of the Company or Merger Sub:

(a)                                  by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b)                                 by either Parent or the Company, if the Merger shall not have been consummated on or before June 30, 2006 (which date shall be extended to September 30, 2006, in the event that all waiting periods (and any extension thereof) under the HSR Act relating to the Merger shall not have expired or been terminated on or prior to June 30, 2006) (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger to occur on or before the End Date, and such action or failure to act constitutes a material breach of this Agreement;

(c)                                  by either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, or ruling enjoining or otherwise prohibiting the transaction contemplated by this Agreement and such order, decree or ruling shall have become final and non-appealable (unless such order, decree, or ruling has been withdrawn, reversed, or otherwise made inapplicable);

(d)                                 by Parent (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event (as defined below in this Section 7.1) with respect to the Company shall have occurred;

(e)                                  by the Company by written notice to Parent, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue or inaccurate, which untruths, inaccuracies or breach would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b); provided that if such untruth or inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub prior to the End Date through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(e) prior to such End Date, provided that Parent continues to exercise commercially reasonable efforts to cure such untruthfulness, inaccuracy or breach through the End Date (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if it shall have materially breached this Agreement or if such untruthfulness, inaccuracy or breach by Parent or Merger Sub is cured prior to the End Date);

(f)                                    by Parent by written notice to the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue or inaccurate, which untruths, inaccuracies or breach would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) provided that if such untruth or inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(f) prior to the End Date, provided that the Company continues to exercise commercially reasonable efforts to cure such untruthfulness, inaccuracy or breach through the End Date (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if it shall have materially breached this Agreement or if such untruthfulness, inaccuracy or breach by the Company is cured prior to the End Date);

(g)                                 by the Company pursuant to and in accordance with Section 5.3(d); and

(h)                                 by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(h) shall not be available to the Company where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if:  (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent the Recommendation, (ii) it shall have failed to include the Recommendation in the Proxy Statement, or (iii) its Board of Directors or any committee thereof shall have approved or recommended any Competing Transaction Proposal.

7.2                               Notice of Termination; Effect of Termination.  Except as otherwise set forth in Section 7.1(g), any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto.  In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve the Company from liability for any breach of this Agreement prior to the termination thereof.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

7.3                               Fees.

(a)                                  General.  Except as set forth in Section 5.6, 5.11 and this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b)                                 Payments.

(i)                                     Payment of Company Termination Fee.  In the event that this Agreement is terminated (A) by Parent or the Company pursuant to Section 7.1(b) (and (a) at the time of such termination a vote to obtain the approval of the Company’s stockholders has not been held, (b) prior to such termination a Competing Transaction Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention to make a Competing Transaction Proposal, which in each case has not been withdrawn, (c) the failure to hold such vote is not the result of a breach of this Agreement by Parent, and (d) within twelve (12) months from the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to a Competing Transaction Proposal (which need not be the same Competing Transaction proposal described in clause (b)) or consummated such transaction (an “Alternative Transaction”)), or (B) by Parent or the Company pursuant to Section 7.1(h) and, prior to the Stockholders’ Meeting, a Competing Transaction Proposal shall have been made known to the Company and announced or disclosed to the Company’s stockholders or shall have been made directly to its stockholders generally, or any Person shall have publicly announced an intention to make a Competing Transaction Proposal, which in each case has not been withdrawn and within twelve (12) months from the termination of this Agreement, the Company shall have entered into a definitive agreement with respect to an Alternative Transaction, or (C) by Parent pursuant to Section 7.1(d), or (D) by the Company pursuant to Section 7.1(g), the

Company shall promptly, but in no event later than (i) two (2) business days after the consummation of the Alternative Transaction, (ii) two business days after the time of termination in the case of termination pursuant to 7.1(d), or (iii) concurrently with the termination of this Agreement pursuant to Section 7.1(g), pay Parent a fee equal to $10,000,000 (the “Company Termination Fee”) in immediately available funds.

(ii)                                  Payment of Parent Termination Fees.  If the Company terminates this Agreement pursuant to Section 7.1(e), and as of such date of termination all conditions to closing set forth in Sections 6.1 and 6.2 of the Merger Agreement have been satisfied or validly waived by Parent and Merger Sub, Parent shall pay to the Company a fee of $5,000,000 (the “Parent Termination Fee”) in immediately available funds no later than two business days after such termination by the Company; provided, however, that if as of the date of such termination pursuant to Section 7.1(e) Parent or Merger Sub has received the full amount of the proceeds of the Term Loan Facilities (as defined in the Debt Financing Letter) and any portion of the Revolving Credit Facility (as defined in the Debt Financing Letter) available to be drawn at the Closing in accordance with the terms of the Debt Financing Letter (and, subject to the terms of the Debt Financing Letter, the lenders shall have made available the portion of the revolving credit facility that is not permitted to be drawn down at the Closing pursuant to the terms of the Debt Financing Letters (the “Unavailable Debt Portion”) or the proceeds of alternative debt financing as contemplated by Section 5.11 or the lenders shall be prepared to provide such proceeds and to make available the Unavailable Debt Portion, conditioned solely on the consummation of the Merger and the consummation of the Equity Financing), then the Parent Termination Fee shall be $10,000,000.

(iii)                               Payment of Expenses.  If this Agreement is terminated by Parent or the Company pursuant to Section 7.1(h), then the Company shall pay to Parent, on the second business day following the date of such termination, $2,000,000 in immediately available funds in respect of Expenses incurred by Parent (without requiring documentation thereof); provided that if the Company is subsequently obligated to pay a Termination Fee pursuant to Section 7.3(b)(i)(B), such amount shall be credited against the Termination Fee.  “Expenses” means all reasonable out-of-pocket fees and expenses incurred by Parent and Merger Sub (including all fees and expenses of counsel, accountants, investment bankers, financing sources, hedging counterparties, experts and consultants to Parent and its affiliates) in connection with this Agreement and the transactions contemplated hereby.  Upon the written request of the Company, Parent shall provide the Company with written documentation evidencing Parent’s Expenses of $2,000,000.

(iv)                              Interest and Costs; Other Remedies.  Each of Parent and the Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and the Company would not enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to Section 7.3(b)(i) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in Section 7.3(b)(i), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in Section 7.3(b)(i), at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.  Notwithstanding anything to the contrary in this Agreement, the Company’s right to receive payment of (i) the Parent Termination Fee pursuant to this Section 7.3 or the Guarantees and (ii) any fees or expenses as provided in the Guarantees shall be the exclusive remedy of the Company against Parent, Merger Sub, the Guarantors or any their respective stockholders, partners, members, affiliates, directors, officers or agents for the loss suffered as a result of breach of this Agreement by Parent or Merger Sub or the failure of the Merger to be consummated upon termination of this Agreement, and upon payment of the Parent Termination Fee in accordance with this Section 7.3 or the Guarantees and any fees or expenses as provided in the Guarantees, none of Merger Sub, the Guarantors or Parent, or any of their respective stockholders, partners, members, affiliates, directors, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement.

7.4                               Amendment.  This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Merger Sub, provided, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further stockholder approval.  This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.

7.5                               Extension; Waiver.  At any time prior to the Effective Time, whether before or (subject to the provisions set forth in Section 7.4) after stockholder approval hereof, either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII
GENERAL PROVISIONS

8.1                               Non-Survival of Representations and Warranties.  The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants or agreements that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.

8.2                               Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or telefacsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service.  All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)                                  if to Parent or Merger Sub, to:

Carlyle Europe Partners II, L.P.

112, avenue Kléber

75016 Paris

France

Facsimile:  +33 1 53 70 35 30

Attention:  Franck Falezan

with a copy to:

Latham & Watkins LLP
555 Eleventh Street

Suite 1000

Washington 20004 1304
Attention:  David Dantzic
Facsimile No.:  (202) 637-2201

(b)                                 if to the Company, to:

Water Pik Technologies, Inc.
23 Corporate Plaza, Suite 246

Newport Beach, CA  92660

Attention:  Richard D. Tipton

Facsimile No.:  (949) 719-6472

with a copy to:

O’Melveny & Myers LLP
610 Newport Center Drive
17th Floor
Newport Beach, California 92660

Attention:  Gary Singer
Facsimile No.:  (949) 823-6994

8.3                               Interpretation; Knowledge.

(a)                                  When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated.  For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all such entity and its Subsidiaries, taken as a whole.

(b)                                 For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, with respect to any matter in question, that any of the Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President and General Manager of Pool Products, Executive Vice President of Sales, Marketing and Business Development, or Vice President - Corporate Controller has actual knowledge of such matter.

(c)                                  For purposes of this Agreement, the term “Material Adverse Effect” means, with respect to any entity, any event, circumstance, development, change or effect that has had a material adverse effect on the business, condition (financial or otherwise) or results of operations of such entity and its Subsidiaries, taken as a whole; provided that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, development, change or effect resulting primarily from any of the following shall constitute, a Material Adverse Effect: (i) the announcement of the execution of this Agreement, or the pendency of the consummation of the Merger (including, without limitation, changes as a result of such announcement resulting from (x) actions by customers or competitors, (y) loss of personnel or customers, or (z) delay or cancellation of orders for services or products), (ii) changes in the national or world economy or financial markets as a whole or changes in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business (other than changes resulting from acts of terrorism or war), so long as such conditions do not adversely affect the Company or its Subsidiaries in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any change in any applicable Law, rule or regulation or GAAP or interpretation thereof after the date hereof, (iv) any failure by the Company to meet any published or internally prepared estimates of revenues or earnings (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (i)-(iii) of this definition), (v) a decline in the price of the Company Common Stock on the NYSE (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (i)-(iii) of this definition), or (vi) the execution and performance of or compliance with this Agreement.

(d)                                 For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

8.4                               Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.5                               Entire Agreement; Third-Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter, the Parent Disclosure Letter and the Guarantees (i) constitute the entire agreement among the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.8 and Section 5.9.

8.6                               Severability.  In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.7                               Other Remedies; Specific Performance.

(a)                                  Other Remedies.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

(b)                                 Specific Performance.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.8                               Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.  Each party hereby (a) irrevocably and unconditionally submits to the exclusive jurisdiction of the Delaware Court of Chancery, with respect to all actions and proceedings arising out of or relating to this Agreement and the transaction contemplated hereby, (b) agrees that all claims with respect to any such action or proceeding shall be heard and determined in such court and agrees not to commence an action or proceeding relating to this Agreement or the transactions contemplated hereby except in such court, (c) irrevocably and unconditionally waives any objection to the laying of venue of any action or proceeding arising out of this Agreement or the transactions contemplated hereby and irrevocably and unconditionally waives the defense of an inconvenient forum, (d) consents to service of process upon him, her or it by mailing or delivering such service to the address set forth in Section 8.2 hereof, and (e) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.9                               Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

8.10                        Assignment.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, that Parent or Merger Sub may assign all or any of their rights and obligations hereunder to a subsidiary corporation, or to a lender or financial institution as collateral for indebtedness; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.  Any purported assignment in violation of this Section 8.10 shall be void.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

8.11                        Waiver of Jury Trial.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

COAST ACQUISITION CORPORATION

By:	/s/ Franck Falezan
	Name:	Franck Falezan
	Title:	President

COAST MERGER CORPORATION

By:	/s/ Franck Falezan
	Name:	Franck Falezan
	Title:	President

WATER PIK TECHNOLOGIES, INC.

By:	/s/ Michael P. Hoopis
	Name:	Michael P. Hoopis
	Title:	Chief Executive Officer

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